Filed pursuant to Rule 424(b)(3)
Registration No. 333-209124

The Alkaline Water Company Inc.

Supplement No. 1 dated February 22, 2016
To the Prospectus dated February 11, 2016
_________________________________

This Supplement No. 1 supplements, and should be read in conjunction with, our prospectus dated February 11, 2016. The purpose of this Supplement No. 1 is to disclose our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015.

Quarterly Report for the Quarter Ended December 31, 2015

On February 22, 2016, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, a copy of which is attached to this Supplement as Appendix A (without exhibits).

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2015

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 000-55096

THE ALKALINE WATER COMPANY INC.
(Exact name of registrant as specified in its charter)

Nevada	99-0367049
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7730 E Greenway Road, Suite 203, Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

(480) 656-2423
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [X]     No [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes [X]      No [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Ruble 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes [  ]     No [X]

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date. 5,719,040 shares of common stock issued and outstanding as of February 22, 2016.

THE ALKALINE WATER COMPANY INC.
FORM 10-Q
FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2015

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

THE ALKALINE WATER COMPANY INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	(Unaudited)
	December 31, 2015	March 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$109,781	$90,113
Accounts receivable	699,208	416,373
Inventory	201,319	193,355
Prepaid expenses	2,500	17,500

Total current assets	1,012,808	717,341

Fixed assets - net	1,005,028	1,199,900
Equipment deposits - related party	194,997	-

Total assets	$2,212,833	$1,917,241

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$678,917	$562,499
Accounts payable - related parties		43,036
Accrued expenses	211,069	160,437
Revolving financing	383,936	242,875
Current portion of capital leases	234,224	209,544
Note payable, net of debt discount	1,034,608	-
Note payable with original issue discount, net of debt discount	65,999	-
Convertible notes payable, net of debt discount	146,250	-
Derivative liability	7,747	194,940

Total current liabilities	2,762,750	1,413,331

Long-term Liabilities
Capitalized leases	133,997	233,770

Total long-term liabilities	133,997	233,770

Total liabilities	$2,896,747	$1,647,101

Stockholders' deficit
Preferred stock, $0.001 par value, 100,000,000 shares authorized, Series A issued 20,000,000	20,000	20,000
Common stock, Class A - $0.001 par value, 22,500,000 shares authorized 3,291,880 and 1,632,044 shares issued and outstanding at December 31, 2015 and March 31, 2015, respectively	3,292	2,490
Additional paid in capital	14,589,172	11,900,000
Accumulated deficit	(15,296,378)	(11,652,350)

Total stockholders' deficit	(683,914)	270,140

Total liabilities and stockholders' deficit	$2,212,833	$1,917,241

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Revenue	$1,777,701	$857,835	$5,010,547	$2,452,707

Cost of Goods Sold	1,152,514	588,568	3,234,840	1,643,511

Gross Profit	625,187	269,267	1,775,707	809,196

Operating expenses
Sales and marketing expenses	703,942	420,996	2,098,678	1,063,749
General and administrative	739,690	562,159	2,628,152	4,984,996
Depreciation	72,204	49,733	214,333	107,801

Total operating expenses	1,515,836	1,032,888	4,941,163	6,156,546

Total operating loss	(890,649)	(763,621)	(3,165,456)	(5,347,350)

Other income (expense)
Interest income	14	11	24	11
Interest expense	(21,303)	1,633	(36,303)	(10,693)
Interest expense - accretive	(13,332)	-	(13,332)	-
Interest expense on capital lease	(49,255)	-	(153,121)	-
Interest expense on redeemable preferred stock	-	-	-	(40,383)
Fees paid on credit line	(15,222)	(12,223)	(40,121)	(30,765)
Capital lease discount	-	(14,294)	-	(14,294)
Amortization of debt discount and accretion	(195,000)	-	(283,083)	(414,370)
Other expenses	-	(282)	-	(287)
Change in derivative liability	90,026	22,466	47,364	377,552

Total other income (expense)	(204,072)	(2,689)	(478,572)	(133,229)

Net loss	$(1,094,721)	$(766,310)	$(3,644,028)	$(5,480,579)

EARNINGS PER SHARE (Basic)	$(0.36)	$(0.32)	$(1.29)	$(2.56)

WEIGHTED AVERAGE SHARES OUTSTANDING (Basic)	3,006,148	2,387,219	2,831,761	2,140,899

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY INC. CONDENSED
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	For the Nine Months Ended
	December 31, 2015	December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,644,028)	$(5,480,579)

Adjustments to reconcile net loss to net cash used in operating
Depreciation expense	214,333	107,801
Stock compensation expense	1,111,445	3,038,573
Amortization of debt discount and accretion	296,415	414,370
Interest expense relating to amortization of capital lease discount	77,029	14,294
Change in derivative liabilities	(47,364)	(377,552)
Changes in operating assets and liabilities:
Accounts receivable	(282,835)	(155,283)
Inventory	(7,964)	(323,671)
Prepaid expenses and other current assets	15,000	-
Accounts payable	116,418	138,334
Accounts payable - related party	(43,036)	(18,403)
Accrued expenses	50,632	(2,189)

NET CASH USED IN OPERATING ACTIVITIES	(2,143,955)	(2,644,305)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(19,461)	(768,533)
Proceeds from sale lease-back		208,773
Equipment deposits - related party	(194,997)	(188,289)

CASH USED IN INVESTING ACTIVITIES	(214,458)	(748,049)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	1,325,000	-
Proceeds from convertible note payable	435,000	-
Proceeds from revolving financing	141,061	75,432
Proceeds from sale of common stock, net	781,200	2,361,999
Proceeds for the exercise of warrants, net	-	1,344,630
Proceeds from capital lease	-	366,574
Repayment of redeemable preferred shares	-	(247,170)
Repayment of notes payable	(152,058)	-
Repayment of capital lease	(152,122)	(381,354)

CASH PROVIDED BY FINANCING ACTIVITIES	2,378,081	3,520,111

NET CHANGE IN CASH	19,668	127,757

CASH AT BEGINNING OF PERIOD	90,113	2,665

CASH AT END OF PERIOD	$109,781	$130,422

INTEREST PAID	$112,395	$9,238

Derivative liability on redeemable preferred stock	-	159,532
Preferred stock conversion to common stock	-	252,830
Deferred discount on conversion of preferred stock	-	56,098
Fair value of derivative liability at issuance of warrants	-	389,710
Fair value of derivative liability at exercise of warrants	-	150,566
Exercise of stock options with accounts payable	-	1,820
Capitalized lease	-	398,830
Warrant issued for deferred financing cost	-	159,532

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements included herein, presented in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and stated in U.S. dollars, have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements of the Company on Form 10-K for the period ended March 31, 2015, as filed on July 14, 2015. The Company follows the same accounting policies in the preparation of interim reports. Results of operations for the interim period are not indicative of annual results.

Principles of Consolidation

For the period from January 1, 2014 to December 31, 2015, the consolidated financial statements include the accounts of Alkaline Water Corp. (an Arizona Corporation) and Alkaline 88 LLC (formerly Alkaline 84, LLC) (an Arizona Limited Liability Company). For the period from April 1, 2013 to December 31, 2013 the consolidated financial statements include the accounts of The Alkaline Water Company Inc. (a Nevada Corporation), Alkaline Water Corp. (an Arizona Corporation) and Alkaline 84, LLC (an Arizona Limited Liability Company).

All significant intercompany balances and transactions have been eliminated. The Alkaline Water Company Inc. (a Nevada Corporation), Alkaline Water Corp. (an Arizona Corporation) and Alkaline 88, LLC (an Arizona Limited Liability Company) will be collectively referred herein to as the “Company”. Any reference herein to “The Alkaline Water Company Inc.”, the “Company”, “we”, “our” or “us” is intended to mean The Alkaline Water Company Inc., including the subsidiaries indicated above, unless otherwise indicated.

Reverse Split

Effective December 30, 2015, the Company effected a fifty for one reverse stock split of its authorized and issued and outstanding shares of common stock. As a result, the authorized common stock has decreased from 1,125,000,000 shares of common stock, with a par value of $0.001 per share, to 22,500,000 shares of common stock, with a par value of $0.001 per share. All shares and per share amounts have been retroactively restated to reflect such split.

Our authorized preferred stock was not affected by the reverse stock split and continues to be 100,000,000 shares of preferred stock, with a par value of $0.001 per share. In addition, the number of issued and outstanding shares of Series A Preferred Stock continues to be 20,000,000. However, holders of Series A Preferred Stock had 0.2 vote per share of Series A Preferred Stock, instead of 10 votes per share of Series A Preferred Stock, as a result of the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be considered cash equivalents. The carrying value of these investments approximates fair value. We had $109,781 and $90,113 in cash and cash equivalents at December 31, 2015 and March 31, 2015, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value. Accounts receivable consisted of the following as of December 31, 2015 and March 31, 2015:

	December 31,	March 31,
	2015	2015
Trade receivables	$709,697	$426,862
Less: Allowance for doubtful accounts	(10,489)	(10,889)
Net accounts receivable	$699,208	$416,373

Accounts receivable are periodically evaluated for collectability based on past credit history with clients. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.

Inventory

Inventory represents packaging items, empty bottles, finished goods and other items valued at the lower of cost or market with cost determined using the weight average method which approximates first-in first-out method, and with market defined as the lower of replacement cost or realizable value. As of December 31, 2015 and March 31, 2015 inventory consisted of the following:

	December 31,	March 31,
	2015	2015
Raw materials	$144,945	$145,329
Finished goods	56,374	48,026
Total inventory	$201,319	$193,355

Property and Equipment

The Company records all property and equipment at cost less accumulated depreciation. Improvements are capitalized while repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the assets or the lease term, whichever is shorter. Depreciation periods are as follows for the relevant fixed assets:

Equipment	5 years
Equipment under capital lease	3 years or term of the lease

Stock-based Compensation

The Company accounts for stock-based compensation to employees in accordance with Accounting Standard Codification (ASC) 718, Compensation - Stock Compensation. Stock-based compensation to employees is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of stock-based payments using the Black-Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances.

Revenue Recognition

We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount to be paid by the customer is fixed or determinable; and (4) the collection of such amount is probable.

The Company records revenue when it is realizable and earned upon shipment of the finished products. We do not accept returns due to the nature of the product. However, we will provide credit to our customers for damaged goods.

Fair Value Measurements

The valuation of our embedded derivatives and warrant derivatives are determined primarily by the multinomial distribution (Lattice) model. An embedded derivative is a derivative instrument that is embedded within another contract, which under the convertible note (the host contract) includes the right to convert the note by the holder, certain default redemption right premiums and a change of control premium (payable in cash if a fundamental change occurs). In accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities, as amended, these embedded derivatives are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period. A warrant derivative liability is also determined in accordance with ASC 815. Based on ASC 815, warrants which are determined to be classified as derivative liabilities are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period. The practical effect of this has been that when our stock price increases so does our derivative liability resulting in a non-cash loss charge that reduces our earnings and earnings per share. When our stock price declines, we record a non-cash gain, increasing our earnings and earnings per share. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

• Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

• Level 2	Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

• Level 3	Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. To determine the fair value of our embedded derivatives, management evaluates assumptions regarding the probability of certain future events. Other factors used to determine fair value include our period end stock price, historical stock volatility, risk free interest rate and derivative term. The fair value recorded for the derivative liability varies from period to period. This variability may result in the actual derivative liability for a period either above or below the estimates recorded on our consolidated financial statements, resulting in significant fluctuations in other income (expense) because of the corresponding non-cash gain or loss recorded.

Concentration

The Company has two major customers that together account for 63% (44% and 19%, respectively) of accounts receivable at December 31, 2015, and four customers that together account for 66% (21%, 21%, 14%, and 10%, respectively) of total revenues for the three months ended December 31, 2015.

The Company has three vendors that accounted for 48% (20%, 14%, and 14%, respectively) of purchases for the three months ended December 31, 2015.

The Company has four major customers that together account for 64% (23%, 18%, 12% and 11%, respectively) of accounts receivable at March 31, 2015, and three customers that together account for 47% (14%, 12%, and 11%, respectively) of total revenues for the year ended March 31, 2015.

The Company has five vendors that accounted for 77% (19%, 16%, 16%, 15% and 11%, respectively) of purchases for the year ended March 31, 2015.

Basic and Diluted Loss Per Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance Accounting Standard Codification (ASC) 260 – 10, Earnings per Share, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share, because their effect would be anti-dilutive.

Reclassification

Certain accounts in the prior period were reclassified to conform to the current period financial statements presentation.

Newly Issued Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements— Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. Prior to this, there was no guidance under U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide that guidance.

In doing so, the amendments reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). For the period ended August 31, 2015, management evaluated the Company’s ability to continue as a going concern and concluded that substantial doubt has not been alleviated about the Company’s ability to continue as a going concern. While the Company continues to explore further significant sources of financing, management’s assessment was based on the uncertainty related to the amount and nature of such financing over the next twelve months.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09 (ASU 2014-09) "Revenue from Contracts with Customers." ASU 2014-09 will supersede most current revenue recognition guidance, including industry-specific guidance. The underlying principle is that an entity will recognize revenue upon the transfer of goods or services to customers in an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance provides a five- step analysis of transactions to determine when and how revenue is recognized. Other major provisions include capitalization of certain contract costs, consideration of the time value of money in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance is effective for the interim and annual periods beginning on or after December 15, 2016 (early adoption is not permitted). The guidance permits the use of either a retrospective or cumulative effect transition method On July 9, 2015, the FASB decided to delay the effective date of the new revenue standard by one year. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date.

In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-11 (ASU 2015-11) "Simplifying the Measurement of Inventory". According to ASU 2015-11 an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments in ASU 2015-11 more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). The Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. However, the Board does not intend for those clarifications to result in any changes in practice. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of ASU 2015-11, there are no other substantive changes to the guidance on measurement of inventory. For public business entities, the amendments in ASU 2015-11 are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments in ASU 2015-11 are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in ASU 2015-11 should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.

The Board decided that the only disclosures required at transition should be the nature of and reason for the change in accounting principle. An entity should disclose that information in the first annual period of adoption and in the interim periods within the first annual period if there is a measurement-period adjustment during the first annual period in which the changes are effective.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability and/or acquisition and sale of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities, developing its business plan, building its initial customer and distribution base for its products and growing its revenue base toward break-even. As a result, the Company incurred accumulated net losses from Inception (June 19, 2012) through the period ended December 31, 2015 of $(15,296,378). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – PROPERTY AND EQUIPMENT

Fixed assets consisted of the following at:

	December 31,	March 31,
	2015	2015
Machinery and Equipment	$645,228	$625,766
Machinery under Capital Lease	735,781	735,781
Office Equipment	53,631	53,631
Leasehold Improvements	3,979	3,979
Less: Accumulated Depreciation	(433,591)	(219,257)
Fixed Assets, net	$1,005,028	$1,199,900

Depreciation expense for the nine months ending December 31, 2015 and 2014 was $214,333 and $107,801, respectively.

NOTE 4 – EQUIPMENT DEPOSITS – RELATED PARTY

Under the terms of the exclusive manufacturing agreement entered into on April 15, 2013 between the Company and Water Engineering Solutions LLC, a related party, the Company paid $690,000 on May 1 2014 for specialized equipment used in the production of our alkaline water. Under this agreement, the Company paid deposits on equipment as follows: May 1, 2014 $690,000, June 27, 2014 $21,500, July 1, 2014 $115,000, August 7, 2014 $10,000, August 5, 2014 $5,000, August 19, 2014 $2,000, August 22, 2014 $100,000, October 14, 2014 $70,000, November 4, 2014 $7,676 and November 7, 2014 $5,002. The Company received equipment valued at $625,766 and reduced the deposit on equipment. During the nine months ended December 31, 2015 the company made a net deposit on equipment of $194,997 to Water Engineering Solutions LLC. Water Engineering Solutions LLC is an entity that is controlled and majority owned by Steven P. Nickolas and Richard A. Wright for the production of our alkaline water.

NOTE 5 – REVOLVING FINANCING

On February 20, 2014, The Alkaline Water Company Inc., and subsidiaries, Alkaline 88, LLC and Alkaline Water Corp., entered into a revolving accounts receivable funding agreement with Gibraltar Business Capital, LLC (“Gibraltar”). Under the agreement, from time to time, the Company agreed to tender to Gibraltar all of our accounts (which is defined as our rights to payment whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, or (ii) for services rendered or to be rendered, or (iii) as otherwise defined in the Uniform Commercial Code of the State of Illinois). Gibraltar will have the right, but will not be obligated, to purchase such accounts tendered in its sole discretion. If Gibraltar purchases such accounts, Gibraltar will make cash advances to us as the purchase price for the purchased accounts.

The Company assumed full risk of non-payment and unconditionally guaranteed the full and prompt payment of the full face amount of all purchased accounts. We also agreed to direct all parties obligated to pay the accounts to send all payments for all accounts directly to Gibraltar. All collections from accounts will be applied to our indebtedness, which is defined as the amount owed by us to Gibraltar from time to time, i.e., all cash advances, plus all charges, plus all other amounts owning from us to Gibraltar pursuant to the agreement, less all collections retained by Gibraltar from either purchased accounts or from us which are applied to indebtedness, unless Gibraltar elects to hold any such collections to establish reserves to secure payment of any purchased accounts.

In consideration of Gibraltar’s purchase of the accounts, the Company agreed to pay Gibraltar interest on the indebtedness outstanding at the rate of 8% per annum plus the prime rate in effect at the end of each month with the prime rate for these purposes never being less than 3.25% per annum, calculated on a 360-day year and payable monthly. In addition, the Company agreed to pay to Gibraltar a monthly collateral/management fee in the amount of 0.5% calculated on the average daily borrowing amount for the given month and an unused line fee of 0.25% monthly based on the difference between the actual line of credit and the average daily borrowing amount for the given month. The Company also agreed to pay to Gibraltar upon execution of the agreement and as of the commencement of each renewal term, a closing cost of 1% of the initial indebtedness in addition to the amount of any other credit accommodations granted from Gibraltar, which amount will be deducted from the first cash advances.

The initial indebtedness is $500,000. The Company may request an increase to the initial indebtedness in $500,000 increments up to $5,000,000, subject the Company’s financial performance and/or projections are satisfactory to Gibraltar, and absent an event of default. The Company also granted to Gibraltar a security interest in all of our presently-owned and hereafter-acquired personal and fixture property, wherever located. The agreement will continue until the first to occur of (i) demand by Gibraltar; or (ii) 24 months from the first day of the month following the date that the first purchased account is purchased and will be automatically renewed for successive periods of 12 months thereafter unless, at least 30 days prior to the end of the term, we give Gibraltar notice of our intention to terminate the agreement. In addition, we will be able to exit the agreement at any time for a fee of 2% of the line of credit in place at the time of prepayment. The amount borrowed on this facility as of December 31, 2015 was $383,936 and as of March 31, 2015 was $242,875.

NOTE 6 – DERIVATIVE LIABILITY

On November 7, 2013, we sold to certain institutional investors 10% Series B Convertible Preferred Shares which are subject to mandatory redemption and include down-round provisions that reduce the exercise price of a warrant and convertible instrument. As required by ASC 815 “Derivatives and Hedging”, if the Company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price, the investors will be entitled to down-round protection. The Company evaluated whether its warrants and convertible debt instruments contain provisions that protect holders from declines in its stock price or otherwise could result in modification of either the exercise price or the shares to be issued under the respective warrant agreements. The Company determined that a portion of its outstanding warrants and conversion instruments contained such provisions thereby concluding they were not indexed to the Company’s own stock and therefore a derivative instrument.

Between April 16, 2014 and April 24, 2014, the Company redeemed 247 shares of the 10% Series B Preferred Stock for $247,171 plus accrued interest of $46,456 and a $10,212 penalty related to the delayed registration. The effect of this redemption resulted in a reduction of $56,098 derivative liability.

On May 1, 2014, the Company completed the offering and sale of an aggregate of 346,667 shares of its common stock and warrants to purchase an aggregate of 173,333 shares of our common stock, for aggregate gross proceeds of $2,599,999. Each share of common stock sold in the offering was accompanied by a warrant to purchase one-half of a share of common stock at an exercise price of $7.50 per share for a period of five years from the date of issuance. Each share of common stock, together with each warrant was sold at a price of $7.50. The warrants include down-round provisions that reduce the exercise price of a warrant and convertible instrument. As required by ASC 815 “Derivatives and Hedging”, if the Company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price, the investors will be entitled to down-round protection. The Company evaluated whether its warrants and convertible debt instruments contain provisions that protect holders from declines in its stock price or otherwise could result in modification of either the exercise price or the shares to be issued under the respective warrant agreements. The Company determined that a portion of its outstanding warrants and conversion instruments contained such provisions thereby concluding were not indexed to the Company’s own stock and therefore a derivative instrument.

On August 20, 2014, the Company entered into a warrant amendment agreement with certain holders of the Company’s outstanding common stock purchase warrants whereby the Company agreed to reduce the exercise price of the Existing Warrants to $5.00 per share in consideration for the immediate exercise of the Existing Warrants by the Holders and the Holders are to be issued new common stock purchase warrants of the Company in the form of the Existing Warrants to purchase up to a number of shares of our common stock equal to the number of Existing Warrants exercised by the Holders, provided that the exercise price of the New Warrants will be $6.25 per share, subject to adjustment in the New Warrants. Each New Warrant has a term of five years from the date of issuance. Each share of common stock, together with each warrant was sold at a price of $6.25. The warrants include down-round provisions that reduce the exercise price of a warrant and convertible instrument. As required by ASC 815 “Derivatives and Hedging”, if the Company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price, the investors will be entitled to down-round protection. The Company evaluated whether its warrants and convertible debt instruments contain provisions that protect holders from declines in its stock price or otherwise could result in modification of either the exercise price or the shares to be issued under the respective warrant agreements. The Company determined that a portion of its outstanding warrants and conversion instruments contained such provisions thereby concluding they were not indexed to the Company’s own stock and therefore a derivative instrument. The derivative liability was increased by $167,384 as a result of the issued warrants.

On August 21, 2014, pursuant to the Warrant Amendment Agreement, the Company issued an aggregate of 196,589 shares of the Company’s common stock upon exercise of the Existing Warrants at an exercise price of $5.00 per share for aggregate gross proceeds of $982,945. An aggregate of 173,333 shares of our common stock issued upon exercise of the Existing Warrants. The derivative liability was reduced by $168,273 as a result of the warrants exercised.

Pursuant to the engagement agreement dated March 12, 2014 with H.C. Wainwright & Co., LLC (“Wainwright”), Wainwright agreed to act as our exclusive placement agent in connection with the offering. Pursuant to the engagement agreement, the Company, we issued warrants to purchase an aggregate of 5.5% of the aggregate number of shares of our common stock sold in the offering, or 19,067, to Wainwright and its designees. These warrants have an exercise price of $9.375 per share and expire on April 16, 2019. The warrants include down-round provisions that reduce the exercise price of a warrant and convertible instrument. As required by ASC 815 “Derivatives and Hedging”, if the Company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price, the investors will be entitled to down-round protection. The Company evaluated whether its warrants and convertible debt instruments contain provisions that protect holders from declines in its stock price or otherwise could result in modification of either the exercise price or the shares to be issued under the respective warrant agreements. The Company determined that a portion of its outstanding warrants and conversion instruments contained such provisions thereby concluding they were not indexed to the Company’s own stock and therefore a derivative instrument.

The range of significant assumptions which the Company used to measure the fair value of warrant liabilities (a level 3 input) at April 24, 2014 was as follows:

Conversion
Feature
Stock price	$16.375
Term (Years)	Less than 1
Volatility	331%
Exercise prices	$21.50
Dividend yield	0%

The range of significant assumptions which the Company used to measure the fair value of warrant liabilities (a level 3 input) at May 1, 2014 was as follows:

		Placement Agent
	Issuance Warrants	Warrants
Stock price	$7.50	$7.50
Term (Years)	5	5
Volatility	306%	306%
Exercise prices	$7.50	$9.375
Dividend yield	0%	0%

The range of significant assumptions which the Company used to measure the fair value of warrant liabilities (a level 3 input) at August 20, 2014 was as follows:

New Warrants
Stock price	$6.00
Term (Years)	5
Volatility	247%
Exercise prices	$6.25
Dividend yield	0%

The range of significant assumptions which the Company used to measure the fair value of warrant liabilities (a level 3 input) at August 21, 2014 was as follows:

Existing Warrants
Stock price	$8.50
Term (Years)	5
Volatility	247%
Exercise prices	$5.00
Dividend yield	0%

The range of significant assumptions which the Company used to measure the fair value of warrant liabilities (a level 3 input) at March 31, 2015 was as follows:

Warrants
(including placement agent)
Stock price	$5.40
Term (Years)	4 to 5
Volatility	148%
Exercise prices	$27.50 to 6.25
Dividend yield	0%

During the nine months ended December 31, 2015, certain Warrant holders from the August 21, 2014 Warrant Amendment Agreement exercised their warrants via a cashless exercise where-in 54,154 warrants were tendered, the shareholders received 26,976 shares and the shareholders forfeited 27,178 warrants. The Company reduced the derivative liability $62,986.

During the nine months ended December 31, 2015, certain Warrant holders from the August 21, 2014 Warrant Amendment Agreement and the Company agreed to exchange 133,791 warrants for 133,791 shares of common stock and the Company reduced the derivative liability by $76,843.

During the period ended December 31, 2015 the Company issued shares of stock at $3.50 which reduced the exercise price of the Existing Warrants.

The range of significant assumptions which the Company used to measure the fair value of warrant liabilities (a level 3 input) at December 31, 2015 is as follows:

Warrants (including placement agent)
Stock price	$1.41
Term (Years)	4 to 5
Volatility	119%
Exercise prices	$27.50 to 3.50
Dividend yield	0%

The following table sets forth the fair value hierarchy within our financial assets and liabilities by level that were accounted for at fair value on a recurring basis as of May 1, 2014.

		Fair Value Measurement at May 1, 2014
	Carrying
	Value at
	May 1, 2014	Level 1	Level 2	Level 3
Liabilities:
Derivative warrant liability	$216,236	$-	$-	$216,236
Derivative placement agent warrant liability	$23,787	$-	$-	$23,787
Total derivative liability	$240,023	$-	$-	$240,023

The following table sets forth the fair value hierarchy added to our financial liabilities by level that were accounted for at fair value on a recurring basis as of August 21, 2014.

			Fair Value Measurement at August 21, 2014
	Carrying
	Value at
	August 21, 2014		Level 1	Level 2	Level 3
Liabilities:
Derivative warrant liability	$149,687	$	- $	- $	149,687

The following table sets forth the fair value hierarchy within our financial assets and liabilities by level that were accounted for at fair value on a recurring basis as of March 31, 2015.

		Fair Value Measurement at March 31, 2015
	Carrying
	Value at
	March 31, 2015	Level 1	Level 2	Level 3
Liabilities:

Derivative convertible debt liability	$-	$-	$-	$-
Derivative warrant liability convertible preferred stock	$176,486	$-	$-	$176,486
Derivative warrants liability on common stock issuance including placement agent warrants	$18,454	$-	$-	$18,454
Total derivative liability	$194,940	$-	$-	$194,940

The following table sets forth the fair value hierarchy within our financial assets and liabilities by level that were accounted for at fair value on a recurring basis as of December 31, 2015.

		Fair Value Measurement at December 31, 2015
	Carrying
	Value at
	December 31, 2015	Level 1	Level 2	Level 3
Liabilities:

Derivative convertible debt liability	$-	$-	$-	$-
Derivative warrant liability convertible preferred stock	$-	$-	$-	$-
Derivative warrants liability on common stock issuance including placement agent warrants	$7,747	$-	$-	$7,747
Total derivative liability	$7,747	$-	$-	$7,747

The Company analyzed the warrants and conversion feature under ASC 815 “Derivatives and Hedging” to determine the derivative liability. The Company estimated the fair value of these derivatives using a multinomial distribution (Lattice) valuation model. The fair value of these warrant liabilities at March 31, 2015 was $194,940 and the conversion feature liability was $0. At December 31, 2015 the fair value of these warrant liabilities was $7,747 and the conversion feature liability was $0. Changes in the derivative liability for the period ended December 31, 2015 consist of:

Nine Months
Ended
December 31, 2015
Derivative liability at March 31, 2015	$194,940
Warrants exercised	(139,829)
Change in derivative liability – mark to market	(47,364)
Derivative liability at December 31, 2015	$7,747

NOTE 7 – PREFERRED SHARES SUBJECT TO MANDATORY REDEMPTION

Convertible preferred shares

On November 7, 2013, the Company sold to certain institutional investors an aggregate of 500 shares of 10% Series B Convertible Preferred Stock (“Series B Preferred Stock”) at a stated value of $1,000 per share of Series B Preferred Stock for gross proceeds of $500,000. Additionally, the investors also received Series A, Series B and Series C common stock purchase warrants. The Series A warrants will be exercisable into 1,162,791 shares of our common stock at an exercise price of $0.55 per share, the Series B warrants will be exercisable into 1,162,791 shares of our common stock at an exercise price of $0.43 per share and the Series C warrants will be exercisable into 1,162,791 shares our common stock at an exercise price of $0.55 per share. Holders of the Series B Preferred Stock will be entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 10% per annum, payable semi-annually. Each share of the Series B Preferred Stock will be convertible at the option of the holder thereof into that number of shares of common stock determined by dividing the stated value of such share of the Series B Preferred Stock by the conversion price of $0.43, subject to later adjustment. On November 4, 2013, we also entered into a registration rights agreement with the investors pursuant to which we are obligated to file a registration statement to register the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Warrants.

Between April 16, 2014 and April 22, 2014, the holders of our Series B Preferred Stock exercised their right to have the Company redeem their shares whereby we redeemed 247.17 shares of Series B Preferred Stock for $303,839, which included accrued interest of $46,456 and a penalty for late registration of $10,212. The remaining portion of the Series B Preferred Stock, or 252.83 shares, was converted into 796,566 of our common shares at a conversion price of $0.3174 per share.

Effective November 7, 2013, the Company issued common stock purchase warrants to the placement agent and its designees as compensation for the services provided by the placement agent in connection with our private placement of 500.00028 shares Series B Preferred Stock, which was completed on November 7, 2013. The warrants issued to the placement agent and its designees are exercisable into an aggregate of 116,279 shares of our common stock with an exercise price of $0.55 per share and have a term of exercise of five years. The Company issued the warrants to six accredited investors and paid certain transactional costs of $78,000. For the period ended December 31, 2014 the Company recorded $54,288 of amortization of the debt discount and deferred financing cost.

The Series B Preferred Stock included down-round provisions that reduce the exercise price of a warrant and convertible instrument as required by ASC 815 “Derivatives and Hedging”. The aggregate of the derivative liability at issuance was $955,927, which was recorded as amortization of debt discount at issuance and amortized $360,082 cost over the redemption period.

Preferred Shares

On October 7, 2013, the Company amended its articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors. The Series A Preferred Stock had 10 votes per share (reduced to 0.2 votes per share as a result of the fifty for one reverse stock split, which became effective as of December 30, 2015) and are not convertible into shares of our common stock. The Series B Convertible Preferred shares have 1,000 shares of our authorized preferred stock are designated as “10% Series B Convertible Preferred Stock”, which have a stated value of $1,000 per share and have liquidation preferences, dividend rights, redemption rights and conversion rights, of which none were issued at December 31, 2015.

On January 22, 2016, the Company amended the certificate of designation for our Series A Preferred Stock by filing an amendment to certificate of designation with the Secretary of State of the State of Nevada. The Company amended the certificate of designation for our Series A Preferred Stock by deleting Section 2.2 of the certificate of designation, which proportionately increases or decreases the number of votes per share of Series A Preferred Stock in the event of any dividend or other distribution on our common stock payable in its common stock or a subdivision or consolidation of the outstanding shares of its common stock. Accordingly, holders of Series A Preferred Stock will have 10 votes per share of Series A Preferred Stock, instead of 0.2 votes per share of Series A Preferred Stock.

Grant of Series A Preferred Stock

On October 8, 2013, the Company issued a total of 20,000,000 shares of non-convertible Series A Preferred Stock to Steven A. Nickolas and Richard A. Wright (10,000,000 shares to each), our directors and executive officers, in consideration for the past services, at a deemed value of $0.001 per share. The company valued these shares based on the cost considering the time and average billing rate of these individuals and recorded a $20,000 stock compensation cost for the year ended March 31, 2014.

Common Stock

The Company is authorized to issue 22,500,000 shares of $0.001 par value common stock. On May 31, 2013, the Company effected a 15-for-1 forward stock split of our $0.001 par value common stock. All shares and per share amounts have been retroactively restated to reflect such split. Prior to the acquisition of Alkaline Water Corp., we had 109,500,000 shares of common stock issued and outstanding. On May 31, 2013, we issued 43,000,000 shares in exchange for a 100% interest in Alkaline Water Corp. For accounting purposes, the acquisition of Alkaline Water Corp. by The Alkaline Water Company Inc. has been recorded as a reverse acquisition of a company and recapitalization of Alkaline Water Corp. based on the factors demonstrating that Alkaline Water Corp. represents the accounting acquirer. Consequently, after the closing of this agreement we adopted the business of Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC. As part of the acquisition, the former management of the Company agreed to cancel 75,000,000 shares of common stock.

On December 30, 2015, the Company effected a fifty for one reverse stock split of its authorized and issued and outstanding shares of common stock. As a result, the authorized common stock has decreased from 1,125,000,000 shares of common stock, with a par value of $0.001 per share, to 22,500,000 shares of common stock, with a par value of $0.001 per share. All shares and per share amounts have been retroactively restated to reflect such split.

Our authorized preferred stock was not affected by the reverse stock split and continues to be 100,000,000 shares of preferred stock, with a par value of $0.001 per share. In addition, the number of issued and outstanding shares of Series A Preferred Stock continues to be 20,000,000. However, holders of Series A Preferred Stock had 0.2 vote per share of Series A Preferred Stock, instead of 10 votes per share of Series A Preferred Stock, as a result of the reverse-stock split.

Sale of Restricted Shares

During the period from May 7, 2015 through December 31, 2015, the Company sold units of our securities at a price of $3.50 per unit. Each unit consists of one share of our common stock and one non-transferable common stock purchase warrant, with each common stock purchase warrant entitling the holder to acquire one additional share of our common stock at a price of $5.00 per share for a period of two years. The Company sold 223,200 units during the period ended December 31, 2015 consisting of 223,200 shares of common stock and 223,200 warrants for gross proceeds of $781,200.

The evaluated these transaction using ASC 480-10 “Distinguishing liabilities from equity” and ASC 505 -10 “Equity”. The Company sold 223,200 units and issued 223,200 shares of common stock and issued 223,200 warrants. The warrants were valued using the Black-Scholes option pricing model with the following assumptions:

Market value of stock on purchase date	$3.75	to	$7.10
Risk-free interest rate	.26%	to	1.42%
Dividend yield		0.00%
Volatility factor	116%	to	161%
Weighted average expected life (years)		2

The proceeds were allocated as follows:

Common stock	$414,036
Warrant	367,164
Total proceeds	$781,200

On May 1, 2014, the Company completed the offering and sale of an aggregate of 346,667 shares of our common stock and warrants to purchase an aggregate of 173,333 shares of our common stock, for aggregate gross proceeds of $2,599,999. Each share of common stock the Company sold in the offering was accompanied by a warrant to purchase one-half of a share of common stock at an exercise price of $7.50 per share for a period of five years from the date of issuance. Each share of common stock, together with each warrant was sold at a price of $7.50.

Pursuant to the engagement agreement dated March 12, 2014 with H.C. Wainwright & Co., LLC (“Wainwright”), Wainwright agreed to act as our exclusive placement agent in connection with the offering. Pursuant to the engagement agreement, the Company paid Wainwright a cash placement fee equal to 8% of the aggregate gross proceeds from the offering, or $208,000, and a non-accountable expense allowance equal to 1% of the aggregate gross proceeds from the offering, or $26,000. In addition, we issued warrants to purchase an aggregate of 5.5% of the aggregate number of shares of our common stock sold in the offering, or 19,067, to Wainwright and its designees. These warrants have an exercise price of $9.375 per share and expire on April 16, 2019.

Common Stock Issued for Services

On May 15, 2014, the Company issued 2,000 restricted common shares to consultant for services rendered and were valued at the market value on that date of $7.50 per share.

On June 2, 2014, the Company issued 2,000 restricted common shares to consultant for services rendered and were valued at the market value on that date of $6.50 per share.

On June 6, 2014, the Company issued 20,000 restricted common shares to consultant for services rendered and were valued at the market value on that date of $6.70 per share.

On June 11, 2014, the Company issued 5,000 restricted common shares to consultant for services rendered and were valued at the market value on that date of $6.05 per share.

On July 3, 2014, the Company entered into an agreement with a third-party to provide consulting services. The compensation in the agreement was $25,000 in cash upon execution of the agreement and the issuance of 7,000 of the Company’s common shares as follows: 3,500 common shares upon execution of the agreement, 1,400 common shares on or before July 15, 2014, 1,400 common shares on or before August 15, 2014 and 700 common shares on or before September 15, 2014.

On August 1, 2014, the Company issued 20,000 common shares to a consultant for services rendered that were valued at the market value on that date of $8.75 per share.

On August 7, 2014, the Company entered into an agreement with a third-party to provide consulting services. The compensation in the agreement was for 40,000 of the Company’s common shares to be issued as follows: 10,000 common shares on the date of the execution of the agreement, 10,000 common shares on the date that is 45 days from the execution date, 10,000 common shares on the date that is 90 days from the execution date, and 10,000 common shares on the date that is 135 days from the execution date.

On September 2, 2014, the Company issued 1,000 common shares to consultant for services rendered that were valued at the market value on that date of $6.75 per share.

On September 30, 2014, the Company issued 6,000 common shares to consultant for services rendered that were valued at the market value on that date of $5.40 per share.

On October 1, 2014, the Company issued 800 common shares to consultant for services rendered that were valued at the market value on that date of $5.65 per share.

On February 18, 2015, the Company issued 1,000 common shares to consultant for services rendered that were valued at the market value on that date of $3.50 per share.

On February 18, 2015, the Company issued 24,500 common shares to consultants for services rendered that were valued at the market value on that date of $5.00 per share.

On February 18, 2015, the Company issued 71,000 common shares to employees for services rendered that were valued at the market value on that date of $5.00 per share.

On April 7, 2015, the Company issued 40,000 restricted common shares to consultant for services rendered that were valued at the market value on that date of $3.50 per share.

On April 10, 2015, the Company issued 30,000 restricted common shares to consultant for services rendered that were valued at the market value on that date of $4.85 per share.

On April 27, 2015, the Company issued 40,000 restricted common shares to consultant for services rendered that were valued at the market value on that date of $4.00 per share.

On May 1, 2015, the Company issued 5,000 restricted common shares to consultant for services rendered that were valued at the market value on that date of $4.00 per share.

On May 6, 2015, the Company issued 6,000 restricted common shares to consultant for services rendered that were valued at the market value on that date of $4.85 per share.

On June 15, 2015 the Company issued 30,000 restricted common shares to consultant for services rendered that were valued at the market value on that date of $4.70 per share.

On August 1, 2015 the Company issued 5,000 restricted common shares to consultant for services rendered that were valued at the market value on that date of $6.75 per share.

On August 25, 2015 the Company issued 30,000 restricted common shares to consultant for services rendered that were valued at the market value on that date of $5.45 per share.

On August 27, 2015 the Company issued 6,000 restricted common shares to consultant for services rendered that were valued at the market value on that date of $5.05 per share.

On August 28, 2015 the Company issued 4,000 common shares to consultant for services rendered that were valued at the market value on that date of $5.00 per share.

On September 30, 2015 the Company issued 10,000 common shares to consultant for services rendered that were valued at the market value on that date of $4.90 per share.

On December 11, 2015 the Company issued 24,000 common shares to consultants for services rendered that were valued at the market value on that date of $2.15 per share.

On December 11, 2015, the Company issued 44,000 common shares to employees for services rendered that were valued at the market value on that date of $2.15 per share

Common Stock Issued in Conjunction with Notes

On May 22, 2015, the Company issued 20,000 restricted common shares in conjunction with a $250,000 note payable that were valued at the market value on that date of $3.95 per share.

On August, 20, 2015, the Company issued 20,000 restricted common shares in conjunction with a $240,000 note payable that were valued at the market value on that date of $5.75 per share.

On October 28, 2015, the Company issued 10,000 restricted common shares in conjunction with a $62,000 note payable that were valued at the market value on that date of $4.25 per share.

NOTE 9 – OPTIONS AND WARRANTS

Stock Option Awards

On October 9, 2013, the Company granted a total of 120,000 stock options to Steven A. Nickolas and Richard A. Wright (60,000 stock options to each). The stock options are exercisable at the exercise price of $30.25 per share for a period of ten years from the date of grant. The stock options vest as follows: (i) 20,000 upon the date of grant; and (ii) 10,000 per quarter until fully vested.

On May 12, 2014, the Company granted a total of 16,400 stock options to employees and consultants. The stock options are exercisable at the exercise price of $7.50 per share for a period of ten years from the date of grant. 10,050 stock options vested upon the date of grant, 2,325 stock options vest on December 31, 2014, 2,325 stock options vest on December 31, 2014 and 1,700 stock options vest on December 31, 2014.

On May 12, 2014, the Company granted a total of 24,000 stock options Steven A. Nickolas and Richard A. Wright (12,000 stock options to each). The stock options are exercisable at the exercise price of $8.25 per share for a period of ten years from the date of grant. 24,000 stock options vested upon the date of grant.

On May 16, 2014, the Company granted a total of 5,000 stock options to a consultant. The stock options are exercisable at the exercise price of $7.15 per share for a period of ten years from the date of grant. 1,250 stock options vested upon the date of grant, 1,250 stock options vest on December 31, 2014, 1,250 stock options vest on December 31, 2014 and 1,250 stock options vest on December 31, 2014.

On May 21, 2014, the Company granted a total of 120,000 stock options Steven A. Nickolas and Richard A. Wright (60,000 stock options to each). The stock options are exercisable at the exercise price of $7.275 per share for a period of ten years from the date of grant. 60,000 stock options vested upon the date of grant and the 60,000 stock options will vest on November 21, 2014.

On October 31, 2014, the Company amended the 2013 Equity Incentive Plan to, among other things, increase the number of shares of stock of the company available for the grant of awards under the plan from 400,000 shares to 700,000 shares.

On October 31, 2014, the Company reduced the exercise price of an aggregate of 120,000 stock options granted on October 9, 2013 to Steven P. Nickolas and Richard A. Wright, our directors and executive officers, to $7.50 per share and extended the exercise date to October 9, 2023.

On February 18, 2015, the Company reduced the exercise price of an aggregate of 32,000 stock options granted on to Steven P. Nickolas and Richard A. Wright, our directors and executive officers, to $5.75 per share an exercise date to February 18, 2020, with vested immediately.

On February 18, 2015, the Company granted a total of 26,000 stock options to employees and consultants. The stock options are exercisable at the exercise price of $5.00 per share for a period of ten years from the date of grant. 17,750 stock options vested by March 31, 2015, 2,750 stock options vested on June 30, 2015, 2,750 stock options vested on September 30, 2015 and 2,750 stock options vested on December 31, 2015.

For the nine months ended December 31, 2015 and December 31, 2014 the Company has recognized compensation expense of $38,735 and $2,218,590 respectively, on the stock options granted that vested. The fair value of the unvested shares is $0 as of December 31, 2015. The aggregate intrinsic value of these options was $0 at December 31, 2015. Stock option activity summary covering options is presented in the table below:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Shares	Price	Term (years)
Outstanding at March 31, 2014	120,000	$30.50	8.5
Granted	347,040	$7.00	8.9
Exercised	(3,640)	$0.50	9.2
Expired/Forfeited	(120,000)	$-	8.2
Outstanding at March 31, 2015	343,400	$7.00	8.2
Granted	-	-	-
Exercised	-	-	-
Expired/Forfeited	-	$-	-
Outstanding at December 31, 2015	343,400	7.00	8.2
Exercisable at December 31, 2015	343,400	7.00	8.2

Warrants

The following is a summary of the status of all of our warrants as of December 31, 2015 and changes during the period ended on that date:

		Weighted-
	Number	Average
	of Warrants	Exercise Price
Outstanding at March 31, 2014	166,208	$26.00
Granted	584,985	6.50
Exercised	(290,585)	(15.50)
Cancelled	-	(15.50)
Outstanding at March 31, 2015	460,608	7.00
Granted	358,057	10.27
Exercised	(254,763)	8.00
Cancelled or Expired	(75,786)	6.00
Outstanding at December 31, 2015	488,116	9.62
Warrants exercisable at December 31, 2015	488,116	$9.62

The following table summarizes information about stock warrants outstanding and exercisable at December 31, 2015:

	STOCK WARRANTS OUTSTANDING AND
	EXERCISABLE
		Weighted-
		Average
	Number of	Remaining
	Warrants	Contractual
Exercise Price	Outstanding	Life in Years
$ 5.00	428,629	2.02
$ 6.25	6,667	3.05
$ 9.375	19,067	3.55
$ 27.50	2,326	2.07

The Company agreed to reduce the exercise price of certain existing warrants to $5.00 per share in consideration for the immediate exercise of the existing warrants by the holders. As consideration, the holders were issued new common stock purchase warrants of the Company to purchase up to a number of shares of our common stock equal to the number of existing warrants exercised by the holders, provided that the exercise price of the new warrants will be $0.125 per share.

On August 21, 2014, pursuant to a Warrant Amendment Agreement, the Company issued an aggregate of 196,589 shares of the Company’s common stock upon the exercise of Existing Warrants at an exercise price of $5.00 per share for aggregate gross proceeds of $982,945. Simultaneously, the Company issued new warrants to purchase an aggregate of 196,589 shares of our common stock with a term of 5 years and exercise price of $6.25 per warrant share. The Company recorded this issuance in additional paid-in capital.

On October 7, 2014, pursuant to a Warrant Amendment Agreement, the Company issued an aggregate of 93,996 shares of the Company’s common stock upon exercise of the Existing Warrants at an exercise price of $5.00 per share for aggregate gross proceeds of $469,980. Simultaneously, the Company issued new warrants to purchase an aggregate of 93,996 shares of our common stock with a term of 5 years and exercise price of $6.25 per warrant share. The Company recorded this issuance in additional paid-in capital.

On October 22, 2014, the Company entered into a master lease agreement with Veterans Capital Fund, LLC (the “Lessor”) for the secured lease line of credit financing in an amount not to exceed $600,000. The lease is expected to be secured by three new alkaline generating electrolysis system machines. Our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC acted as co-lessees. Water Engineering Solutions, LLC is an entity that is controlled and owned by our President, Chief Executive Officer, director and major stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and director, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three-year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company also entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to issue a warrant to purchase 72,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $6.25 per share for a period of five years. 18,000 shares vested.

On February 25, 2015, the Company amended the master lease agreement with Veterans Capital Fund, LLC for the increase in the secured lease line of credit financing to an amount not to exceed $800,000. The lease was secured by new alkaline generating electrolysis system machines by our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC. Water Engineering Solutions, LLC is an entity that is controlled and owned by our President, Chief Executive Officer, director and major stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and director, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three-year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to cancel the previous issued warrant for 72,000 and issue a warrant to purchase 102,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $5.00 per share for a period of five years. 18,000 shares vested on October 22, 2014, 13,316 shares on October 28, 2014, 13,606 shares on December 22, 2014, 6,945 shares on February 3, 2015 and 15,799 shares on March 5, 2015. The remaining 18,105 shares will vest on a pro rata basis according to any mounts the Lessor funds pursuant to any lease schedules under the master lease agreement, provided that if we draw on 90% or more of the total lease line under the master lease agreement, then all such shares will be deemed to be vested. The Company recorded the bifurcated value of $309,028 of the warrants issued as additional paid in capital, the value was determine using a Black-Scholes, a level 3 valuation measure.

On June 29, 2015 the Company entered into a $50,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had an 8% annual interest rate, 1-year term and rights to 14,286 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $50,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015 $25,000 was amortized.

On July 1, 2015 the Company entered into a $25,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015 $12,500 was amortized.

On July 1, 2015 the Company entered into a $25,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015 $12,500 was amortized.

On July 1, 2015 the Company entered into a $25,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015 12,500 was amortized.

On July 7, 2015 the Company entered into a $25,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015 $12,500 was amortized.

On July 13, 2015 the Company entered into a $25,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015 $12,500 was amortized.

On July 17, 2015 the Company entered into a $25,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015 $12,500 was amortized.

On September 28, 2015 the Company entered into a $75,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had a 15% annual interest rate, 7-month term and rights to 32,000 warrants with a two year term an exercise price of $5.00 per share and 10,000 shares of restricted stock. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $75,000 was provided and will be amortized over the 7-month term of the note. As of December 31, 2015 $18,750 was amortized. The fair value of the warrants granted during the period ended December 31, 2015 was estimated at the date of agreement using the Black-Scholes option-pricing model and a level 3 valuation measure, with the following assumptions:

Market value of stock on purchase date	$3.75	to	$7.10
Risk-free interest rate	.26%	to	1.42%
Dividend yield		0.00%
Volatility factor	116%	to	161%
Weighted average expected life (years)		2

On October 2, 2015 the Company entered into a convertible promissory note valued at $85,000 that was convertible into common stock at $3.50 per share. The convertible promissory notes had an 8% annual interest rate, 1-year term and rights to 24,286 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated these transactions under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $85,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015 $21,250 was amortized.

On October 5, 2015 the Company entered into a convertible promissory note for $25,000 that was convertible into common stock at $3.50 per share. The Convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015 $6,250 was amortized.

On November 13, 2015 the Company entered into a convertible promissory note for $50,000 that was convertible into common stock at $3.50 per share. The convertible promissory note had an 8% annual interest rate, 1-year term and rights to 14,286 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $50,000 was provided and will be amortized over the 1-year term of the note. On December 16, 2015 the note was paid in full and the Company paid a $5,000 pre-payment penalty which the Company changed to interest expense and fully amortized the $50,000 discount.

NOTE 10 – RELATED PARTY TRANSACTIONS

On October 31, 2014, the Company amended the 2013 Equity Incentive Plan to, among other things, to increase the number of shares of stock of the Company available for the grant of awards under the plan from 20,000,000 shares to 35,000,000 shares.

On October 31, 2014, the Company reduced the exercise price of an aggregate of 120,000 stock options granted to Steven P. Nickolas and Richard A. Wright, our directors and executive officers, to $7.50 per share as noted below:

			New Exercise
		Old Exercise	Price per		Number of Stock
Name of Optionee	Grant Date	Price per Share	Share	Expiration Date	Options
Steven P. Nickolas	October 9, 2013	$30.25	$7.50	October 9, 2023	60,000
Richard A. Wright	October 9, 2013	$30.25	$7.50	October 9, 2023	60,000

On May 21, 2014, the Company granted a total of 120,000 stock options Steven A. Nickolas and Richard A. Wright (60,000 stock options to each). The stock options are exercisable at the exercise price of $7.275 per share for a period of ten years from the date of grant. 60,000 stock options vested upon the date of grant and 60,000 stock options will vest on November 21, 2014.

On October 9, 2013, the Company granted a total of 120,000 stock options to Steven A. Nickolas and Richard A. Wright (60,000 stock options to each). The stock options are exercisable at the exercise price of $30.25 per share for a period of ten years from the date of grant. For each individual, the stock options vest as follows: (i) 20,000 upon the date of grant; and (ii) 10,000 per quarter until fully vested.

On October 8, 2013, the Company issued a total of 20,000,000 shares of non-convertible Series A Preferred Stock to Steven A. Nickolas and Richard A. Wright (10,000,000 shares to each), our directors and executive officers, in consideration for the past services, at a deemed value of $0.001 per share. We valued these shares based on the cost considering the time and average billing rate of these individuals and recorded a $20,000 stock compensation cost for the year ended March 31, 2014.

On April 2, 2014, the Company entered into a sale-leaseback transaction with Water Engineering Solutions LLC, an entity that is controlled and owned by an officer, director and shareholder, for specialized equipment with an original cost of $208,773 and that was acquired in August 2013. The Company received proceeds of $188,000 in April 2014. The lease terms are 60 monthly payments of $3,812, payable 30 days after installation of the equipment and a purchase option of $1.00. The Company recorded a loss on sales leaseback of $20,773.

As of March 31, 2014, the Company had $0 in equipment deposits with an entity that is controlled and owned by an officer, director and shareholder of the Company. During the year ended March 31, 2014, the Company provided $201,900 of deposits on equipment used to produce our alkaline water to an entity that is controlled and owned by an officer, director and shareholder of the Company. During the month of March 2014, these funds were returned to the Company.

During the year ended March 31, 2014 the Company acquired equipment of $208,773 and $10,287 from an entity that is controlled and majority-owned by an officer, director and shareholder of the Company.

On January 17, 2014 the Company entered into an equipment lease with Water Engineering Solutions LLC, an entity that is controlled and owned by an officer, director and shareholder, for specialized equipment used to make our alkaline water totaling $190,756 and agreed to a 60-month term at $2,512 per month and a final payment of $28,585. On February 12, 2014 the Company amended this lease, as noted above, with equipment deposits of $201,900 being returned to the Company. In addition, the lease terms were amended to 60 monthly payments of $3,864, payable 30 days after installation of the equipment and a purchase option of $1.00.

On August 1, 2013, the Company entered into a 3-year sub-lease agreement requiring a monthly payment of $2,085 for office space in Scottsdale, Arizona, with a basic monthly lease increase of 8% and 7% on each anniversary date. The Company or the landlord can cancel the lease with 30 days’ notice. The sub-lessor is an entity owned by the Company’s Chief Executive Officer and President.

Under the terms of the exclusive manufacturing agreement entered into on April 15, 2013 between the Company and Water Engineering Solutions LLC, a related party, the Company paid $690,000 on May 1 2014 for specialized equipment used in the production of our alkaline water. Under this agreement, the Company paid deposits on equipment as follows: May 1, 2014 $690,000, June 27, 2014 $21,500, July 1, 2014 $115,000, August 7, 2014 $10,000, August 5, 2014 $5,000, August 19, 2014 $2,000, August 22, 2014 $100,000, October 14, 2014 $70,000, November 4, 2014 $7,676 and November 7, 2014 $5,002. The Company received equipment valued at $278,769 and reduced the deposit on equipment. During the nine months ended December 31, 2015 the company made a net deposit on equipment of $139,997 to Water Engineering Solutions. Water Engineering Solutions, LLC is an entity that is controlled and majority owned by Steven P. Nickolas and Richard A. Wright for the production of our alkaline water.

During the year ended March 31, 2014, the Company had a total of $62,092, in general and administrative expenses with related parties. Of that total for year ended March 31, 2014, $33,592 was consulting fees to an officer, director and shareholder of the Company, $12,000 was rent to an entity that is controlled and owned by an officer, director and shareholder of the Company and $16,500 was professional fees to an entity that is controlled and owned by an officer, director and shareholder.

During the year ended March 31, 2014, the Company recorded as other related party income a total of $40,029 to an entity that is controlled and owned by an officer, director and shareholder of the Company. The income reflects the Company’s estimate of vehicle rent and labor of an employee when utilized by the related party.

NOTE 11 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded the valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards. The deferred income tax assets are comprised of the following at March 31:

	2015	2014
Deferred income tax assets:	$1,270,000	$260,000
Valuation allowance	(1,270,000)	(260,000)
Net total	$-	$-

At March 31, 2014, the Company had net operating loss carryforwards of approximately $3,190,000 and net operating loss carryforwards expire in 2023 through 2034.

The valuation allowance was increased by $1,010,000 during the year ended March 31, 2015. The current income tax benefit of $1,270,000 and $260,000 generated for the years ended March 31, 2015 and 2014, respectively, was offset by an equal increase in the valuation allowance. The valuation allowance was increased due to uncertainties as to the Company’s ability to generate sufficient taxable income to utilize the net operating loss carryforwards and other deferred income tax items.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2015, the Company has no unrecognized uncertain tax positions, including interest and penalties.

NOTE 12 – CAPITAL LEASE

On January 17, 2014, the Company entered into an equipment lease with Water Engineering Solutions LLC, an entity that is controlled and owned by an officer, director and shareholder, for specialized equipment used to make our alkaline water with a stated value of $190,756 and agreed to a 60-month term at $3,864 per month and a purchase option of $1 which commenced on May 1, 2014.

On April 2, 2014, the Company entered into a capital lease agreement with Water Engineering Solutions LLC, an entity that is controlled and owned by an officer, director and shareholder, for specialized equipment used to make our alkaline water with a stated value of $188,000, terms of 60 monthly payments of $3,812, payable 30 days after installation of the equipment and a purchase option of $1.00 which commenced on July 1, 2014.

On October 22, 2014 the Company agreed to purchase the specialized equipment use to make our alkaline water that were previously reflected as capital lease on January 17, 2014 and April 2, 2014. During the quarter ended December 31, 2014, the Company purchased these capital leases of specialized equipment for $347,161, the lease liability on the date of purchase.

On October 22, 2014, the Company entered into a master lease agreement with Veterans Capital Fund, LLC (the “Lessor”) for the secured lease line of credit financing in an amount not to exceed $600,000. The lease is expected to be secured by three new alkaline generating electrolysis system machines. Our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC acted as co-lessees. Water Engineering Solutions, LLC is an entity that is controlled and owned by our President, Chief Executive Officer, director and major stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and director, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three-year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company also entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to issue a warrant to purchase 72,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $6.25 per share for a period of five years. 18,000 shares vested.

On February 25, 2015, the Company amended the master lease agreement with Veterans Capital Fund, LLC for the increase in the secured lease line of credit financing to an amount not to exceed $800,000. The lease was secured by new alkaline generating electrolysis system machines by our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC. Water Engineering Solutions, LLC is an entity that is controlled and owned by our President, Chief Executive Officer, director and major stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and director, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three-year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to cancel the previous issued warrant for 72,000 and issue a warrant to purchase 102,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $5.00 per share for a period of five years. 18,000 shares vested on October 22, 2014, 13,316 shares on October 28, 2014, 13,606 shares on December 22, 2014, 6,945 shares on February 3, 2015 and 15,799 shares on March 5, 2015.

The remaining 18,105 shares will vest on a pro rata basis according to any mounts the Lessor funds pursuant to any lease schedules under the master lease agreement, provided that if we draw on 90% or more of the total lease line under the master lease agreement, then all such shares will be deemed to be vested. The Company recorded the bifurcated value of $309,028 of the warrants issued as additional paid in capital, the value was determine using a Black-Scholes, a level 3 valuation measure.

During the year ended March 31, 2015 the Company agreed to lease the specialized equipment used to make our alkaline water with a value of $735,781 under the above Master Lease agreement. The Company evaluated this lease under (ASC) 840-30 “Leases - Capital Leases” and concluded that these lease where a capital asset.

NOTE 13 – NOTES PAYABLE

On May 11, 2015, the Company entered into a securities purchase agreement with Assurance Funding Solutions LLC, pursuant to which the Company issued a secured term note of our company in the aggregate principal amount of $250,000, together with 20,000 shares of our common stock, in consideration for $250,000. The secured term note bears interest at the rate of 15% per annum and matures on May 11, 2016. We may prepay the note by paying the holder 110% of the principal amount outstanding together with accrued but unpaid interest thereon, provided that we provide written notice to the holder at least 30 days prior to the date of prepayment. Pursuant to the securities purchase agreement, we paid Assurance Funding Solutions LLC $10,000 for legal fees incurred by it and granted it piggyback registration rights. In connection with the securities purchase agreement, we also entered into a general security agreement dated May 11, 2015 with Assurance Funding Solutions LLC. The Company evaluated this transaction under ASC 470-20-30 “Debt – liability and equity component” determine that a Debt Discount of $79,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, $32,917 was unamortized and amortization of debt discount for the nine months was $46,083.

On August 19, 2015, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured term note of our company in the aggregate principal amount of $240,000, together with 20,000 shares of our common stock, in consideration for $200,000. The secured term note bears requires monthly payments of $20,000 per month, along with a final payment due on August 20, 2016.

On November 30, 2015, the Company entered into a loan agreement with a lender, whereby the lender loaned $750,000 to the company in exchange for a non-negotiable promissory note in the principal amount of $750,000 which bears interest at the rate of 15% per annum and matures on the date that is 60 days after November 30, 2015. On January 25, 2016 the note term was extended to March 31, 2016.

The loan agreement provides that the Company’s obligations to the lender will be secured by an escrow agreement, pursuant to which the Company deposited into escrow a certificate representing $1.5 million worth of shares of its common stock. Pursuant to the escrow agreement, the Company deposited a share certificate representing 526,316 shares of the Company common stock valued at $1.5 million. Pursuant to the escrow agreement, (i) in the event that there is any event of default that is not cured in accordance with the loan agreement, the escrow agent is to deliver the certificate to the lender and (ii) in the event that the company repays the loan pursuant to the loan agreement and there is no event of default that is not cured in accordance with the loan agreement at the time of repayment, the escrow agent is to deliver the certificate to the transfer agent of our company and request the transfer agent to cancel the escrowed shares.

Pursuant to the loan agreement, we also granted piggyback registration rights to the lender with respect to the escrowed shares.

NOTE 14 – CONVERTIBLE NOTES PAYABLE

On June 29, 2015 the Company entered into a $50,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had an 8% annual interest rate, 1-year term and rights to 714,286 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $ 50,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, $25,000 was amortized.

On July 1, 2015 the Company entered into a $25,000 Convertible promissory note that was convertible into common stock at $3.50 per share. The convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, $12,500 was amortized.

On July 1, 2015 the Company entered into a $25,000 Convertible promissory note that was convertible into common stock at $3.50 per share. The convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, $12,500 was amortized.

On July 1, 2015 the Company entered into a $25,000 Convertible promissory note that was convertible into common stock at $3.50 per share. The convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, 12,500 was amortized.

On July 7, 2015 the Company entered into a $25,000 Convertible promissory note that was convertible into common stock at $3.50 per share. The convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, $12,500 was amortized.

On July 13, 2015 the Company entered into a $25,000 Convertible promissory note that was convertible into common stock at $3.50 per share. The convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, $12,500 was amortized.

On July 17, 2015 the Company entered into a $25,000 Convertible promissory note that was convertible into common stock at $3.50 per share. The convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, $12,500 was amortized.

On September 28, 2015 the Company entered into a $75,000 Convertible promissory note that was convertible into common stock at $3.50 per share. The convertible promissory note had a 15% annual interest rate, 7-month term and rights to 32,000 warrants with a two year term an exercise price of $5.00 per share and 10,000 shares of restricted stock. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $75,000 was provided and will be amortized over the 7-month term of the note. As of December 31, 2015, $18,750 was amortized.

On October 2, 2015 the Company entered into a $85,000 Convertible promissory notes that was convertible into common stock at $3.50 per share. The convertible promissory notes had an 8% annual interest rate, 1-year term and rights to 24,286 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated these transactions under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $85,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, $21,250 was amortized.

On October 5, 2015 the Company entered into a $25,000 Convertible promissory note that was convertible into common stock at $3.50 per share. The convertible promissory note had an 8% annual interest rate, 1-year term and rights to 7,143 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $25,000 was provided and will be amortized over the 1-year term of the note. As of December 31, 2015, $6,250 was amortized.

On November 13, 2015 the Company entered into a $50,000 Convertible promissory note that was convertible into common stock at $3.50 per share. The convertible promissory note had an 8% annual interest rate, 1-year term and rights to 14,286 warrants with a two year term an exercise price of $5.00 per share. The Company evaluated this transaction under ASC 470-20 “Debt with Conversion and Other Options” and determined that a discount of $50,000 was provided and will be amortized over the 1-year term of the note. On December 16, 2015 the note was paid in full and the Company paid a $5,000 pre-payment penalty which the Company changed to interest expense and fully amortized the $50,000 discount.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

On November 30, 2015, the Company entered into a loan agreement with a lender, whereby the lender loaned $750,000 to the company in exchange for a non-negotiable promissory note in the principal amount of $750,000 which bears interest at the rate of 15% per annum and matures on the date that is 60 days after November 30, 2015. On January 25, 2016 the note term was extended to March 31, 2016.

The loan agreement provides that the Company’s obligations to the lender will be secured by an escrow agreement, pursuant to which the Company deposited into escrow a certificate representing $1.5 million worth of shares of its common stock. Pursuant to the escrow agreement, the Company deposited a share certificate representing 526,316 shares of the Company common stock valued at $1.5 million. Pursuant to the escrow agreement, (i) in the event that there is any event of default that is not cured in accordance with the loan agreement, the escrow agent is to deliver the certificate to the lender and (ii) in the event that the company repays the loan pursuant to the loan agreement and there is no event of default that is not cured in accordance with the loan agreement at the time of repayment, the escrow agent is to deliver the certificate to the transfer agent of our company and request the transfer agent to cancel the escrowed shares.

Pursuant to the loan agreement, we also granted piggyback registration rights to the lender with respect to the escrowed shares.

NOTE 16 – SUBSEQUENT EVENTS

Notes payable

Loan Agreement with Turnstone Capital Inc.

As of January 25, 2016, the Company entered into a loan agreement with a lender, Turnstone Capital Inc. (the “Lender”), whereby the Lender loaned $750,000 to our company in exchange for a non-negotiable promissory note in the principal amount of $750,000. The Note bears interest at the rate of 15% per annum and matures on March 31, 2016. The loan agreement provides that our obligations to the Lender will be secured by an escrow agreement, pursuant to which we will deposit into escrow a certificate representing 1,500,000 shares of our common stock. As of January 25, 2016, we entered into an escrow agreement with the Lender and an escrow agent.

Pursuant to the escrow agreement, we deposited a share certificate representing the escrowed shares with the escrow agent. Pursuant to the escrow agreement, (i) in the event that there is any event of default that is not cured in accordance with the loan agreement, the escrow agent is to deliver the certificate to the Lender and (ii) in the event that our company repays the loan pursuant to the Loan Agreement and there is no event of default that is not cured in accordance with the loan agreement at the time of repayment, the escrow agent is to deliver the Certificate to the transfer agent of our company and request the transfer agent to cancel the escrowed shares.

Pursuant to the loan agreement, we also granted piggyback registration rights to the Lender with respect to the escrowed shares.

Amendment Agreement with Neil Rogers

On January 25, 2016, we entered into an amendment agreement with Neil Rogers, whereby the parties agreed to extend the date that:

(a)	all sums due and payable under the loan agreement dated November 30, 2015 are to be paid from 60 days after November 30, 2015 to March 31, 2016; and

(b)	all outstanding principal and interest under the non-negotiable promissory note dated November 30, 2015 to be due and payable from 60 days after November 30, 2015 to March 31, 2016.

Amendment to Equity Incentive Plan

On January 20, 2016, the Company amended its 2013 Equity Incentive Plan to increase the number of shares of stock of the Company’s available for the grant of awards under the plan from 700,000 shares (35,000,000 shares prior to the fifty for one reverse stock split, which became effective as of December 30, 2015) to 7,700,000 shares.

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 21, 2016, we amended our articles of incorporation to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000 by filing a certificate of amendment to articles of incorporation with the Secretary of State of the State of Nevada. As a result, the aggregate number of shares that we are authorized to issue is 300,000,000, of which 200,000,000 shares are common stock, with a par value of $0.001 per share, and 100,000,000 shares are preferred stock, with a par value of $0.001 per share.

On January 22, 2016, the Company amended the certificate of designation for our Series A Preferred Stock by filing an amendment to certificate of designation with the Secretary of State of the State of Nevada. The Company amended the certificate of designation for our Series A Preferred Stock by deleting Section 2.2 of the certificate of designation, which proportionately increases or decreases the number of votes per share of Series A Preferred Stock in the event of any dividend or other distribution on our common stock payable in its common stock or a subdivision or consolidation of the outstanding shares of its common stock. Accordingly, holders of Series A Preferred Stock will have 10 votes per share of Series A Preferred Stock, instead of 0.2 votes per share of Series A Preferred Stock.

As a result of the amendment to the certificate of designation for our Series A Preferred Stock, except with respect to matters which adversely affect the holders of Series A Preferred Stock, as required by law, or as required by the articles of incorporation, the holders of Series A Preferred and the holders of common stock of our company, are entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, on the following basis: (a) holders of common stock will have one vote per share of common stock held by them; and holders of Series A Preferred Stock will have 10 votes per share of Series A Preferred Stock (instead of 0.2 votes per share of Series A Preferred Stock, which was lowered from 10 votes per share of Series A Preferred Stock as a result of the fifty for one reverse stock split, which became effective as of December 30, 2015).

Submission of Matters to a Vote of Security Holders

On January 21, 2016, stockholders of our company approved, by written consents, an amendment to the articles of incorporation of our company to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000.

The Company received written consents representing 20,776,000 votes from the holders of shares of its common stock and our Series A Preferred Stock voting as a single class, representing approximately 61% of the voting power of its outstanding common stock and its outstanding Series A Preferred Stock voting as a single class as of the record date (January 12, 2016). On January 21, 2016, there were no written consents received by the Company representing a vote against, abstention or broker non-vote with respect to the proposal.

On January 22, 2016, all of holders of our Series A Preferred Stock approved, by written consents, an amendment to the certificate of designation for its Series A Preferred Stock to delete Section 2.2 of the certificate of designation so that holders of Series A Preferred Stock will have 10 votes per share of Series A Preferred Stock.

Options Issued to Officers and Directors

On January 29, 2016, the Company granted a total of 3,000,000 stock options Steven A. Nickolas and Richard A. Wright (1,500,000 stock options to each). The stock options are exercisable at the exercise price of $0.52 per share for a period of 7.6 years from the date of grant and vested upon the date of grant.

Options Issued to Employees

On January 29, 2016, the Company granted a total of 1,310,000 stock options to certain employees. The stock options are exercisable at the exercise price of $0.52 per share for a period of 7.6 years from the date of grant and vested upon the date of grant.

Common Stock Issued to Contractors

On January 19, 2016, the Company reached an agreement with a contractor and agreed to issue 60,000 shares of restricted common stock for services rendered that were valued at the market value on that date of $0.90 per share.

On January 29, 2016, the Company issued 400,000 common shares to a consultant for services rendered that were valued at the market value on that date of $0.52 per share.

On February 5, 2016, the Company reached an agreement with a contractor and agreed to issue 10,000 shares of restricted common stock for services that were valued at the market value on that date of $0.85 per share.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report contains “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Except as required by applicable law, including the securities laws of the United States, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include, but are not limited to:

•	our current lack of working capital;
•	inability to raise additional financing;
•	the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require our management to make estimates about matters that are inherently uncertain;
•	deterioration in general or regional economic conditions;
•	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;
•	inability to efficiently manage our operations;
•	inability to achieve future sales levels or other operating results; and
•	the unavailability of funds for capital expenditures.

As used in this quarterly report on Form 10-Q, the terms “we”, “us” “our”, the “Company” and “Alkaline” refer to The Alkaline Water Company Inc., a Nevada corporation, and its wholly-owned subsidiary, Alkaline Water Corp., and Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC, unless otherwise specified.

Corporate Overview

Our company offers retail consumers bottled alkaline water in 500ml, 700ml, 1-liter, 3-liter and 1-gallon sizes under the trade name Alkaline88. Our product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any chemicals. Our product also incorporates 84 trace Himalayan salts. The main reason consumers drink our product is for the perceived benefit that a proper pH balance helps fight disease and boosts the immune system and the perception that alkaline water helps to maintain a proper body pH and keeps cells young and hydrated.

Our company, The Alkaline Water Company Inc., was incorporated under the laws of the State of Nevada on June 6, 2011 under the name “Global Lines Inc.” Our business model prior to the acquisition of Alkaline Water Corp. on May 31, 2013 was to provide chauffeuring and transportation services to residents within our local market, primarily providing transportation services such as private school student transport, sightseeing trips, and elderly transportation, and offering transportation to the airport and special events such as proms and weddings. However, as we had not successfully developed our service and had no source of revenue from our business plan, we determined to seek out a new business opportunity to increase value for our stockholders.

On February 20, 2013, The Alkaline Water Company Inc. (formerly Global Lines Inc.) entered into a non-binding letter of intent with Alkaline 88, LLC (formerly Alkaline 84, LLC), a wholly-owned subsidiary of Alkaline Water Corp., for the acquisition of all of the issued and outstanding securities of the capital of Alkaline 88, LLC. Further to this letter of intent, on May 31, 2013, The Alkaline Water Company Inc. entered into a share exchange agreement with Alkaline Water Corp. and all of its stockholders, and as a result of the closing of this agreement on the same date, Alkaline Water Corp. became a wholly-owned subsidiary of The Alkaline Water Company Inc. Consequently, after the closing of this agreement we adopted the business of Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC.

Alkaline Water Corp. was incorporated in the State of Arizona on March 7, 2013, and it is the sole stockholder of Alkaline 88, LLC. Alkaline Water Corp. is the wholly-owned subsidiary of The Alkaline Water Company Inc., and Alkaline 88, LLC is Alkaline Water Corp.’s wholly-owned subsidiary.

Prior to the closing of the share exchange agreement, on May 30, 2013, our company effected a name change by merging with its wholly-owned Nevada subsidiary named “The Alkaline Water Company Inc.” with our company as the surviving corporation under the new name “The Alkaline Water Company Inc.” In addition, on May 30, 2013, our company effected a 15:1 forward stock split of our authorized and issued and outstanding common stock.

On October 7, 2013, we amended our articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors.

On October 8, 2013, we designated 20,000,000 shares of the authorized and unissued preferred stock of our company as “Series A Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. At the time, the Series A Preferred Stock had 10 votes per share. The Series A Preferred Stock is not convertible into shares of our common stock.

On November 5, 2013, we designated 1,000 shares of the authorized and unissued preferred stock of our company as “10% Series B Convertible Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. The 10% Series B Convertible Preferred Stock has, among other things, conversion rights, liquidation preferences, dividend rights, redemption rights and conversion rights.

On December 30, 2015, we effected a 50-for-1 reverse stock split of our authorized and issued and outstanding shares of common stock. As a result of the reverse stock split, the number of authorized shares of common stock of our company decreased from 1,125,000,000 to 22,500,000 and the number of issued and outstanding shares of common stock of our company decreased correspondingly. As a result of the reverse stock split, holders of our Series A Preferred Stock had 0.2 votes per share of Series A Preferred Stock.

On January 21, 2016, we amended our Articles of Incorporation to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000 by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada. As a result, the aggregate number of shares that we have the authority to issue is 300,000,000, of which 200,000,000 shares are common stock, with a par value of $0.001 per share, and 100,000,000 shares are preferred stock, with a par value of $0.001 per share.

On January 22, 2016, we amended the Certificate of Designation for our Series A Preferred Stock by filing an Amendment to Certificate of Designation with the Secretary of State of the State of Nevada. We amended the Certificate of Designation for our Series A Preferred Stock by deleting Section 2.2 of the certificate of designation, which proportionately increases or decreases the number of votes per share of Series A Preferred Stock in the event of any divided or other distribution on our common stock payable in our common stock or a subdivision or consolidation of the outstanding shares of our common stock. Accordingly, holders of Series A Preferred Stock now have 10 votes per share of Series A Preferred Stock, instead of 0.2 votes per share of Series A Preferred Stock.

The principal offices of our company are located at 7730 E Greenway Road, Ste. 203, Scottsdale, AZ 85260. Our telephone number is (480) 656-2423.

Operations

Alkaline 88, LLC, our operating subsidiary, operates primarily as a marketing and distribution company. Alkaline 88, LLC has entered into exclusive arrangements with Water Engineering Solutions LLC, an entity that is controlled and owned by our President, Chief Executive Officer, Director and major stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and Director, Richard A. Wright, for the manufacture and production of our alkaline generating electrolysis system machines. Alkaline 88, LLC has entered into one-year agreement(s) with six different bottling companies in Ohio, Georgia, California, Texas and Arizona to act as co- packers for our product. Our current capacity at all plants exceeds $2,000,000 per month wholesale. Our branding is being coordinated through 602 Design, LLC and our component materials are readily available through multiple vendors. Our principal suppliers are Plastipack Packaging, Polyplastics Co., Amcor Inc., Vav Plastics Inc. and Cactus Containers.

Our product is currently at the expansion phase of its lifecycle. In March 2012 Alkaline 88, LLC did market research on the demand for a bulk alkaline product at the Natural Product Expo West in Anaheim, California. In January 2013, we began the formal launching of our product in Southern California and Arizona. Since then, we have begun to deliver product through approximately 20,000 retail outlets throughout the United States. We are presently in all 50 States and the District of Columbia, although over 75% of our current sales are concentrated in the Southwest and Texas. We have distribution agreements with large national distributors (UNFI, KeHe, Tree of Life and Natures Best, CoreMark and C&S), representing over 150,000 retail establishments. Our current stores include convenience stores, natural food products stores, large ethnic markets and national retailers. Currently, we sell all of our products to our retailers through brokers and distributors. Our larger retail clients bring the water in through their own warehouse distribution network. Our current retail clients are made up of a variety of the following; convenience stores, including 7-11’s; large national retailers, including Albertson’s/Safeway, Kroger companies, and regional grocery chains such as Schnucks, Smart & Final, Jewel- Osco, Sprouts, Bashas’, Bristol Farms, Vallarta, Superior Foods, Brookshire’s, HEB and other companies throughout the United States. In total we are now in 34 of the top 75 (by sales) grocery retailers in the United States.

In April 2014 we entered into an exclusive territorial distribution agreement with Kalil Bottling Co. on a new single serve 700ml Bottle with a sport cap. This exclusivity is in Arizona and other areas in the Southwestern United States. Kalil Bottling Co. is a direct to store distributor (DSD). In the past fiscal year we have added a number of additional DSD’s in the Southwest and have expanded our product offering to include 500ml and 1 liter bottles.

In order to continue our expansion, we anticipate that we will be required, in most cases, to continue to give promotional deals throughout 2015 and in subsequent years on a quarterly basis ranging from a 5%-15% discount similar to all other beverage company promotional programs. It has been our experience that most of the retailers have requested some type of promotional introductory program which has included either a $0.25 -$0.50 per unit discount on an initial order; a buy one get one free program; or a free-fill program which includes 1-2 cases of free product per store location. Slotting has only been presented and negotiated in the larger national grocery chains and, in most cases, is offset by product sales. Our slotting fees with our current national retailers do not exceed $400,000 in the aggregate and are offset through product sales. In addition we participate in promotional activities of our distributors, but these fees are not in excess of $500,000 and are offset through product sales.

Plan of Operations

In order for us to implement our business plan over the next twelve-month period, we have identified the following milestones that we expect to achieve:

•     Increase Manufacturing Capacity – We expect to add one or two new co-packer facilities, strategically located to reduce freight costs and meet future growth objectives.

•     Expand Retail Distribution - We are currently in negotiations or have received the new item paperwork from retailers that will introduce our Alkaline 88 product line to retailers representing approximately 35,000 store locations throughout North America. We believe that by year end we will be in over 25,000 stores. The cost of this retail expansion is expected to be $300,000 during that time.

•     Addition of Support Staff - In order to support expansion efforts and to continue the training and support of our broker network, we will need to hire approximately two more people on the corporate level, which will be hired for the specific purpose of supporting the broker, distributor and retailers and their logistical requirements. We continue to seek and interview candidates to fill our growing need for additional staffing. The additional cost of these new hires is expected to be approximately $150,000 in salary and benefits over the next twelve months.

•     Capital Considerations – Our business plan can be adjusted based on the available capital to the business. We anticipate that approximately $500,000 is necessary in the near term in order to build-out a national presence for our product and to allow for the purchase of the necessary equipment and facilities over the next twelve months. To fund our expansion in the longer term, we anticipate that we need at least $1,000,000 to $3,000,000 during fiscal year 2016.

We believe that cash flow from operations will not meet our present and near-term cash needs and thus we will require additional cash resources, including the sale of equity or debt securities, to meet our planned capital expenditures and working capital requirements for the next 12 months. We estimate that our capital needs over the next 12-months will be $1,000,000 to $3,000,000. We will require additional cash resources to achieve the milestones indicated above. If our own financial resources and future current cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

Distribution Method for Our Product

Our distribution network is a broker-distributor-retailer network, whereby brokers represent our products to distributors and retailers. Our target retail markets are: (a) chain and independent health food stores; (b) grocery stores; (c) convenience stores; (d) drug stores; and (e) the mass retail market.

Currently we have gained broker representation through the Beacon United Group of brokers, which extend throughout the United States. Across the country and in all categories of retail trade, we are aggressively utilizing both DSD (direct to store deliveries) and warehouse opportunities in the distribution of our products throughout the country.

We have distribution agreements with large national distributors (UNFI, KeHe, Tree of Life and Natures Best, CoreMark and C&S), representing over 150,000 retail establishments. Our current stores include convenience stores, natural food products stores, large ethnic markets and national retailers. Currently, we sell all of our products to our retailers through brokers and distributors. Our larger retail clients bring the water in through their own warehouse distribution network. Our current retail clients are made up of a variety of the following; convenience stores, including 7-11’s; large national retailers, including Albertson’s/Safeway, Kroger companies, and regional grocery chains such as Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas’, Bristol Farms, Vallarta, Superior Foods, Brookshire’s, HEB and other companies throughout the United States. In total we are now in 34 of the top 75 grocery retailers in the United States.

Dependence on Few Customers

The Company has two major customers that together account for 63% (44% and 19%, respectively) of accounts receivable at December 31, 2015, and four customers that together account for 66% (21%, 21%, 14%, and 10%, respectively) of total revenues for the three months ended December 31, 2015.

The Company has four major customers that together account for 64% (23%, 18%, 12% and 11%, respectively) of accounts receivable at March 31, 2015, and three customers that together account for 47% (14%, 12%, and 11%, respectively) of total revenues for the year ended March 31, 2015.

There can be no assurance that such customers will continue to order our products in the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Marketing

We intend to market our product through our broker network and to avail ourselves to the promotional activities of other companies and competitors regarding the benefits of alkaline water. We anticipate that our initial marketing thrust will be to support the retailers and distribution network with point of sales displays and other marketing materials, strategically adding an extensive public relations program and other marketing as the markets dictate.

Competition

The beverage industry is extremely competitive. The principal areas of competition include pricing, packaging, development of new products and flavors, and marketing campaigns. Our product will be competing directly with a wide range of drinks produced by a relatively large number of manufacturers. Most of these brands have enjoyed broad, well-established national recognition for years, through well-funded ad and other marketing campaigns. In addition, companies manufacturing these products generally have far greater financial, marketing, and distribution resources than we have.

Important factors that will affect our ability to compete successfully include the continued public perception of the benefits of alkaline water, taste and flavor of our product, trade and consumer promotions, the development of new, unique and cutting edge products, attractive and unique packaging, branded product advertising, pricing, and the success of our distribution network.

We will also be competing to secure distributors who will agree to market our product over those of our competitors, provide stable and reliable distribution, and secure adequate shelf space in retail outlets. The extremely competitive pressures within the beverage categories could result in our product never even being introduced beyond what they can market locally themselves.

Our product will compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as SoBe, Snapple, Arizona, Vitamin Water, Gatorade, and Powerade. We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Icelandic, Real Water, Aqua Hydrate, Mountain Valley, Qure, Penta, and Alka Power.

Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $1.39 for a half-liter bottle to $2.99 for a one-liter bottle, and volumes ranging from half-liter bottles to one-and-a half liter bottles. We currently offer our product in a three-liter bottle for a suggested retail price (SRP) of $3.99, one-gallon bottle for an SRP of $4.99, 700 milliliter single serving at an SRP of $1.29, 1 liter at an SRP of $1.79 and a 500 milliliter at an SRP of $0.99.

Results of Operations

Our results of operations for the three months ended December 31, 2015 and December 31, 2014 are as follows:

	For the Three	For the Three
	Months Ended	Months Ended
	December 31,	December 31,
	2015	2014
Revenue	$1,777,701	$857,835
Cost of goods sold	1,152,514	588,568
Gross profit	625,187	269,267
Net (loss) (after operating expenses and other expenses)	$(1,094,721)	$(766,310)

Revenue and Cost of Goods Sold

We had revenue from sales of our product for the three months ended December 31, 2015 of $1,777,701, as compared to $857,835 three months ended December 31, 2014, an increase of 107%, generated by sales of our alkaline water. The increase in sales is due to the expanded distribution of our products to additional retailers throughout the country. As of December 31, 2015, the product is now available in all 50 states at an estimated 20,000 retail locations. This increase has occurred primarily through the addition of 35 of the top national grocery retailers as customer. The Company distributes its product through several channels. The Company sells through large national distributors (UNFI, KeHe, Tree of Life, C&S, Core-Mark and Nature’s Best), which together represent over 150,000 retail outlets. The Company also sells its product directly to retail clients, including convenience stores, natural food products stores, large ethnic markets and national retailers. Some examples of retail clients are, Albertson’s, Safeway, Kroger, Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas’, Stater Bros. Markets, Unified Grocers, Bristol Farms, Vallarta, Superior Foods, Ingles, HEB and Brookshire’s.

Cost of goods sold is comprised of production costs, shipping and handling costs. For the three months ended December 31, 2015, we had cost of goods sold of $1,152,514, or 64.8% of net sales, as compared to cost of goods sold of $588,568 or 68.6% of net sales, for three months ended December 31, 2014. The increase in gross profit is a result of reduced raw material cost through greater volume purchases from our suppliers.

Expenses

Our operating expenses for the three months ended December 31, 2015 and December 31, 2014 are as follows:

	For the Three	For the Three
	Months Ended	Months Ended
	December 31,	December 31,
	2015	2014
Sales and marketing expenses	$703,942	$420,996
General and administrative expenses	739,690	562,159
Depreciation expenses	72,204	49,733
Total operating expenses	$1,515,836	$1,032,888

During the for the three months ended December 31, 2015, our total operating expenses were $1,515,836, as compared to $1,032,888 for the three months ended December 31, 2014.

For the three months ended December 31, 2015, the total included $703,942 of sales and marketing expenses and $739,690 of general and administrative expenses, consisting primarily of approximately $192,861 of stock option compensation expense, and $251,015 of professional fees. Our stock and stock option compensation expense was incurred as a part of our issuance of certain stock options and stock grants to employees and key consultants to develop our business. Although a non-cash expense, the value of such issuances had a material impact on our general and administrative expenses for the three months ended December 31, 2015.

For the three months ended December 31, 2014 the total included $420,996 of sales and marketing expenses and $562,159 of general and administrative expenses, consisting primarily of approximately $918,584 of shares stock option compensation expense, and $207,998 of professional fees. Our stock and stock option compensation expense was incurred as a part of our issuance of certain stock options and stock grants to employees and key consultants to develop our business. Although a non-cash expense, the value of such issuances had a material impact on our general and administrative expenses for the three months ended December 31, 2014.

Our results of operations for the nine months ended December 31, 2015 and December 31, 2014 are as follows:

	For the Nine	For the Nine
	Months Ended	Months Ended
	December 31,	December 31,
	2015	2014
Revenue	$5,010,547	$2,452,707
Cost of goods sold	3,234,840	1,643,511
Gross profit	1,775,707	809,196
Net (loss) (after operating expenses and other expenses)	$(3,644,028)	$(5,480,579)

Revenue and Cost of Goods Sold

We had revenue from sales of our product for the nine months ended December 31, 2015 of $5,010,547, as compared to $2,452,707 for the nine months ended December 31, 2014, an increase of 104%, generated by sales of our alkaline water. The increase in sales is due to the expanded distribution of our products to additional retailers throughout the country. As of December 31, 2015, the product is now available in all 50 states at an estimated 20,000 retail locations. This increase has occurred primarily through the addition of 35 of the top national grocery retailers as customer. The Company distributes its product through several channels. The Company sells through large national distributors (UNFI, KeHe, Tree of Life, C&S, Core-Mark and Nature’s Best), which together represent over 150,000 retail outlets. The Company also sells its product directly to retail clients, including convenience stores, natural food products stores, large ethnic markets and national retailers. Some examples of retail clients are, Albertson’s, Safeway, Kroger, Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas’, Stater Bros. Markets, Unified Grocers, Bristol Farms, Vallarta, Superior Foods, Ingles, HEB and Brookshire’s.

Cost of goods sold is comprised of production costs, shipping and handling costs. For the nine months ended December 31, 2015, we had cost of goods sold of $3,234,840, or 64.6% of net sales, as compared to cost of goods sold of $1,643,511 or 67.0% of net sales, for the nine months ended December 31, 2014.

Expenses

Our operating expenses for the nine months ended December 31, 2015 and December 31, 2014 are as follows:

	For the nine	For the nine
	Months Ended	Months Ended
	December 31,	December 31,
	2015	2014
Sales and marketing expenses	$2,098,678	$1,063,749
General and administrative expenses	2,628,152	4,984,996
Depreciation expenses	214,333	107,801
Total operating expenses	$4,941,163	$6,156,546

During the for the nine months ended December 31, 2015, our total operating expenses were $4,941,163, as compared to $6,156,546 for the nine months ended December 30, 2014.

For the nine months ended December 31, 2015, the total included $2,098,678 of sales and marketing expenses and $2,628,152 of general and administrative expenses, consisting primarily of approximately $1,111,445 of stock option compensation expense, and $454,555 of professional fees. Our stock and stock option compensation expense was incurred as a part of our issuance of certain stock options and stock grants to employees and key consultants to develop our business. Although a non-cash expense, the value of such issuances had a material impact on our general and administrative expenses for the nine months ended December 31, 2015.

For the nine months ended December 31, 2014 the total included $1,063,749 of sales and marketing expenses and $4,984,996 of general and administrative expenses, consisting primarily of approximately $3,038,573 of shares stock option compensation expense, and $480,038 of professional fees. Our stock and stock option compensation expense was incurred as a part of our issuance of certain stock options and stock grants to employees and key consultants to develop our business. Although a non-cash expense, the value of such issuances had a material impact on our general and administrative expenses for the nine months ended December 31, 2014.

Liquidity and Capital Resources

Working Capital

	December 31,	March 31,
	2015	2015
Current assets	$1,012,808	$717,341
Current liabilities	2,762,750	1,413,331
Working capital (deficiency)	$(1,749,942)	$(695,990)

Current Assets

Current assets as of December 31, 2015 and March 31, 2015 primarily relate to $109,781 and $90,113 in cash, $699,208 and $416,373 in accounts receivable and $201,319 and $193,355 in inventory, respectively.

Current Liabilities

Current liabilities as of December 31, 2015 and March 31, 2015 primarily relate to $678,917 and $562,498 in accounts payable, revolving financing of $383,936 and $242,875 and $7,747 and $194,940 in derivative liability, notes payable of $1,246,857 and $0, current portion of capital leases of $234,224 and $209,544 and accrued expenses of $211,069 and $160,437 respectively.

Cash Flow

Our cash flows for the nine months ended December 31, 2015 and December 31, 2014 are as follows:

	For the Nine	For the Nine
	Months Ended	Months Ended
	December 31,	December 31,
	2015	2014
Net cash used in operating activities	$(2,143,955)	$(2,644,305)
Net cash used in investing activities	(214,458)	(748,049)
Net cash provided by financing activities	2,378,081	3,520,111
Net increase in cash and cash equivalents	$19,668	$127,757

Operating Activities

Net cash used in operating activities was $2,143,955 for the nine months ended December 31, 2015, as compared to $2,644,305 used in operating activities for the nine months ended December 31, 2014. The decrease in net cash used in operating activities was primarily due to reduction in inventory build, and better overall cash management.

Investing Activities

Net cash used in investing activities was $214,458 for the nine months ended December 31, 2015, as compared to $748,049 used in investing activities for the nine months ended December 31, 2014. The decrease in net cash used by investing activities was the result of no purchases of production equipment during the nine months ended December 31, 2015.

Financing Activities

Net cash provided by financing activities for the nine months ended December 31, 2015 was $2,378,081, as compared to $3,520,111 for the nine months ended December 31, 2014. The decrease of net cash provided by financing activities was mainly attributable to reduced sales of our common stock, exercise of warrants reduced by proceeds from notes payable.

2015 Private Placement Financing

During the nine months ended December 31, 2015 the Company sold units of our securities at a price of $3.50 per unit. Each unit consists of one share of our common stock and one non-transferable common stock purchase warrant, with each common stock purchase warrant entitling the holder to acquire one additional share of our common stock at a price of $5.00 per share for a period of two years. The Company sold 223,200 units during the nine months ended September 30, 2015, consisting of 223,200 shares of common stock and 85,829 warrants for gross proceeds of $781,200.

Convertible Notes Payable

From June 29, 2015 through December 31, 2015 we entered into several convertible promissory note with 8% interest, 1 year term for $360,000 and issued 85,829 warrants with a two year term with an exercise price of $5.00 per share and convertible into Common stock at $3.50 per share.

On September 28, 2015 the Company entered into a $75,000 Convertible promissory note was convertible into Common stock at $3.50 per share. The Convertible promissory note had a 15% annual interest rate, 7 month term and rights to 32,000 warrants with a two year term an exercise price of $3.50 per share and 10,000 shares of restricted stock.

2015 Secured Notes

On May 11, 2015, we entered into a securities purchase agreement with Assurance Funding Solutions LLC, pursuant to which we sold a secured term note of our company in the aggregate principal amount of $250,000, together with 20,000 shares of our common stock, in consideration for $250,000. The secured term note bears interest at the rate of 15% per annum and matures on May 11, 2016. We may prepay the note by paying the holder 110% of the principal amount outstanding together with accrued but unpaid interest thereon, provided that we provide written notice to the holder at least 30 days prior to the date of prepayment. Pursuant to the securities purchase agreement, we paid Assurance Funding Solutions LLC $10,000 for legal fees incurred by it and granted it piggyback registration rights. In connection with the securities purchase agreement, we also entered into a general security agreement dated May 11, 2015 with Assurance Funding Solutions LLC.

On August 20, 2015, we entered into a securities purchase agreement pursuant to which we issued a secured term note of our company in the aggregate principal amount of $240,000, together with 20,000 shares of our common stock, in consideration for $200,000. The secured term note bears requires monthly payments of $20,000 per month and final payment is due on August 20, 2016.

Non-negotiable Promissory Notes

On November 30, 2015, the Company entered into a loan agreement with a lender, whereby the lender loaned $750,000 to the company in exchange for a non-negotiable promissory note in the principal amount of $750,000 which bears interest at the rate of 15% per annum and matures on the date that is 60 days after November 30, 2015. On January 25, 2016 the note term was extended to March 31, 2016.

The loan agreement provides that the Company’s obligations to the lender will be secured by an escrow agreement, pursuant to which the Company deposited into escrow a certificate representing $1.5 million worth of shares of its common stock. Pursuant to the escrow agreement, the Company deposited a share certificate representing 526,316 shares of the Company common stock valued at $1.5 million. Pursuant to the escrow agreement, (i) in the event that there is any event of default that is not cured in accordance with the loan agreement, the escrow agent is to deliver the certificate to the lender and (ii) in the event that the company repays the loan pursuant to the loan agreement and there is no event of default that is not cured in accordance with the loan agreement at the time of repayment, the escrow agent is to deliver the certificate to the transfer agent of our company and request the transfer agent to cancel the escrowed shares.

As of January 25, 2016, we entered into a loan agreement with a lender, whereby the lender loaned $750,000 to our company in exchange for a non-negotiable promissory note in the principal amount of $750,000. The note bears interest at the rate of 15% per annum and matures on March 31, 2016.

The loan agreement provides that our obligations to the lender will be secured by an escrow agreement, pursuant to which we will deposit into escrow a certificate representing 1,500,000 shares of our common stock. Pursuant to the escrow agreement, we intend to deposit a share certificate representing the escrowed shares with the escrow agent. Pursuant to the escrow agreement, (i) in the event that there is any event of default that is not cured in accordance with the loan agreement, the escrow agent is to deliver the share certificate to the lender and (ii) in the event that our company repays the loan pursuant to the loan agreement and there is no event of default that is not cured in accordance with the loan agreement at the time of repayment, the escrow agent is to deliver the share certificate to the transfer agent of our company and request the transfer agent to cancel the escrowed shares.

Cash Requirements

We believe that cash flow from operations will not meet our present and near-term cash needs and thus we will require additional cash resources, including the sale of equity or debt securities, to meet our planned capital expenditures and working capital requirements for the next 12 months. We estimate that our capital needs over the next 12-months will be $1,000,000 to $3,000,000. We will require additional cash resources to, among other things, increase manufacturing capacity, build-up our raw material component materials, expand retail distribution and add support staff. If our own financial resources and future cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We maintain "disclosure controls and procedures", as that term is defined in Rule 13a-15(e), promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed in our company's reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and our principal financial officer to allow timely decisions regarding required disclosure.

As required by paragraph (b) of Rules 13a-15 under the Securities Exchange Act of 1934, our management, with the participation of our principal executive officer and our principal financial officer, evaluated our company's disclosure controls and procedures as of the end of the period covered by this quarterly report on Form 10-Q. Based on this evaluation, our management concluded that as of the end of the period covered by this quarterly report on Form 10-Q, our disclosure controls and procedures were effective.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during the fiscal quarter ended December 31, 2015 that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

ITEM 1A. RISK FACTORS

Information regarding risk factors appears in our Annual Report on Form 10-K as filed on July 14, 2015. There have been no material changes since July 14, 2015 from the risk factors disclosed in that Form 10-K.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

In consideration for the services rendered to our company pursuant to an agreement dated July 31, 2015, we issued 5,000 shares of our common stock to a service provider. The issuance of these shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

In consideration for rendering the public relations services to our company pursuant to a contract for public relations dated January 19, 2016, we agreed to issue 10,000 shares of our common stock to a service provider by June 1, 2016. We intend to issue these shares relying on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION.

None.

ITEM 6. EXHIBITS.

Exhibit Number	Description
(1)	Underwriting Agreement
1.1	Engagement Agreement dated October 7, 2013 with H.C. Wainwright & Co., LLC (incorporated by reference from our Registration Statement on Form S-1, filed on November 27, 2013)
1.2	Amendment Agreement to Engagement Agreement dated November 1, 2013 with H.C. Wainwright & Co., LLC (incorporated by reference from our Registration Statement on Form S-1/A, filed on January 9, 2014)
1.3	Amendment Agreement to Engagement Agreement dated November 25, 2013 with H.C. Wainwright & Co., LLC (incorporated by reference from our Registration Statement on Form S-1, filed on November 27, 2013)
1.4	Termination Agreement for Engagement Agreement dated March 12, 2014 with H.C. Wainwright & Co., LLC (incorporated by reference from our Registration Statement on Form S-1, filed on March 12, 2014)
1.5	Engagement Agreement dated March 12, 2014 with H.C. Wainwright & Co., LLC (incorporated by reference from our Registration Statement on Form S-1, filed on March 12, 2014)
(2)	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession
2.1	Share Exchange Agreement dated May 31, 2013 with Alkaline Water Corp. and its shareholders (incorporated by reference from our Current Report on Form 8-K, filed on June 5, 2013)
(3)	Articles of Incorporation and Bylaws
3.1	Articles of Incorporation (incorporated by reference from our Form S-1 Registration Statement, filed on October 28, 2011)
3.2	Certificate of Change (incorporated by reference from our Quarterly Report on Form 10-Q, filed on August 13, 2013)
3.3	Articles of Merger (incorporated by reference from our Quarterly Report on Form 10-Q, filed on August 13, 2013)
3.4	Certificate of Amendment (incorporated by reference from our Current Report on Form 8-K, filed on October 11, 2013)
3.5	Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on October 11, 2013)
3.6	Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on November 12, 2013)
3.7	Certificate of Change (incorporated by reference from our Current Report on Form 8-K, filed on December 30, 2015)
3.8	Certificate of Amendment to Articles of Incorporation (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
3.9	Certificate of Amendment to Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
3.10	Amended and Restated Bylaws (incorporated by reference from our Current Report on Form 8-K, filed on March 15, 2013)
(10)	Material Contracts

10.1	Contract Packer Agreement dated November 14, 2012 between Alkaline 84, LLC and AZ Bottled Water, LLC (incorporated by reference from our Current Report on Form 8-K, filed on June 5, 2013)
10.2	Private Placement Subscription Agreement dated February 21, 2013 with Alkaline 84, LLC and Bank Gutenberg AG (incorporated by reference from our Quarterly Report on Form 10-Q, filed on May 17, 2013)
10.3	Private Placement Subscription Agreement dated April 17, 2013 with Alkaline 84, LLC and Bank Gutenberg AG (incorporated by reference from our Quarterly Report on Form 10-Q, filed on May 17, 2013)
10.4	Private Placement Subscription Agreement dated May 17, 2013 with Alkaline 84, LLC and Bank Gutenberg AG (incorporated by reference from our Current Report on Form 8-K, filed on June 5, 2013)
10.5	Private Placement Subscription Agreement dated May 29, 2013 with Bank Gutenberg AG (incorporated by reference from our Current Report on Form 8-K, filed on June 5, 2013)
10.6	2013 Equity Incentive Plan (incorporated by reference from our Current Report on Form 8-K, filed on October 11, 2013)
10.7	Form of Securities Purchase Agreement dated as of November 4, 2013, by and among The Alkaline Water Company Inc. and the purchasers named therein (incorporated by reference from our Current Report on Form 8-K, filed on November 5, 2013)
10.8	Form of Registration Rights Agreement dated as of November 4, 2013, by and among The Alkaline Water Company Inc. and the purchasers named therein (incorporated by reference from our Current Report on Form 8-K, filed on November 5, 2013)
10.9	Form of Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on November 5, 2013)
10.10	Stock Option Agreement dated October 9, 2013 with Steven P. Nickolas (incorporated by reference from our Quarterly Report on Form 10-Q, filed on November 13, 2013)
10.11	Stock Option Agreement dated October 9, 2013 with Richard A. Wright (incorporated by reference from our Quarterly Report on Form 10-Q, filed on November 13, 2013)
10.12	Contract Packer Agreement dated October 7, 2013 with White Water, LLC (incorporated by reference from our Quarterly Report on Form 10-Q, filed on November 13, 2013)
10.13	Manufacturing Agreement dated August 15, 2013 with Water Engineering Solutions, LLC (incorporated by reference from our Registration Statement on Form S-1, filed on November 27, 2013)
10.14	Equipment Lease Agreement dated January 17, 2014 (incorporated by reference from our Current Report on Form 8-K, filed on January 27, 2014)
10.15	Revolving Accounts Receivable Funding Agreement dated February 20, 2014 (incorporated by reference from our Current Report on Form 8-K, filed on February 25, 2014)
10.16	Form of Securities Purchase Agreement dated as of April 28, 2014, between The Alkaline Water Company Inc. and the purchasers named therein (incorporated by reference from our Current Report on Form 8-K, filed on May 6, 2014)
10.17	Form of Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on May 6, 2014)
10.18	Form of Placement Agent Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on May 6, 2014)
10.19	Stock Option Agreement dated May 12, 2014 with Steven P. Nickolas (incorporated by reference from our Current Report on Form 8-K, filed on May 14, 2014)
10.20	Stock Option Agreement dated May 12, 2014 with Richard A. Wright (incorporated by reference from our Current Report on Form 8-K, filed on May 14, 2014)
10.21	Stock Option Agreement dated May 21, 2014 with Steven P. Nickolas (incorporated by reference from our Current Report on Form 8-K, filed on May 23, 2014)
10.22	Stock Option Agreement dated May 21, 2014 with Richard A. Wright (incorporated by reference from our Current Report on Form 8-K, filed on May 23, 2014)
10.23	Amendment #1 dated February 12, 2014 to Equipment Lease Agreement (incorporated by reference from our Quarterly Report on Form 10-Q, filed on August 13, 2014)

10.24	Equipment Sale/Lease Back Agreement dated April 2, 2014 (incorporated by reference from our Quarterly Report on Form 10-Q, filed on August 13, 2014)
10.25	Agreement dated August 12, 2014 with H.C. Wainwright & Co., LLC (incorporated by reference from our Current Report on Form 8-K, filed on August 21, 2014)
10.26	Form of Warrant Amendment Agreement (incorporated by reference from our Current Report on Form 8-K, filed on August 21, 2014)
10.27	Form of Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on August 21, 2014)
10.28	Form of Warrant Amendment Agreement (incorporated by reference from our Current Report on Form 8-K, filed on October 9, 2014)
10.29	Form of Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on October 9, 2014)
10.30	Master Lease Agreement dated October 28, 2014 with Veterans Capital Fund, LLC (incorporated by reference from our Current Report on Form 8-K, filed on November 4, 2014)
10.31	Warrant Agreement dated October 28, 2014 with Veterans Capital Fund, LLC (incorporated by reference from our Current Report on Form 8-K, filed on November 4, 2014)
10.32	Registration Rights Agreement dated October 28, 2014 with Veterans Capital Fund, LLC (incorporated by reference from our Current Report on Form 8-K, filed on November 4, 2014)
10.33	2013 Equity Incentive Plan (incorporated by reference from our Current Report on Form 8-K, filed on November 4, 2014)
10.34	Form of Amending Agreement to Stock Option Agreement (incorporated by reference from our Current Report on Form 8-K, filed on November 4, 2014)
10.35	Stock Option Agreement dated February 18, 2015 with Steven P. Nickolas (incorporated by reference from our Current Report on Form 8-K, filed on April 14, 2015)
10.36	Stock Option Agreement dated February 18, 2015 with Richard A. Wright (incorporated by reference from our Current Report on Form 8-K, filed on April 14, 2015)
10.37	Securities Purchase Agreement dated as of May 11, 2015 with Assurance Funding Solutions LLC (incorporated by reference from our Annual Report on Form 10-K, filed on July 14, 2015)
10.38	Secured Term Note dated May 2015 issued to Assurance Funding Solutions LLC (incorporated by reference from our Annual Report on Form 10-K, filed on July 14, 2015)
10.39	General Security Agreement dated as of May 11, 2015 with Assurance Funding Solutions LLC (incorporated by reference from our Annual Report on Form 10-K, filed on July 14, 2015)
10.40	Securities Purchase Agreement dated as of August 20, 2015 with Assurance Funding Solutions LLC
10.41	Secured Term Note dated August 20, 2015 issued to Assurance Funding Solutions LLC
10.42	General Security Agreement dated as of August 20, 2015 with Assurance Funding Solutions LLC
10.43	Form of Warrant Exchange Agreement (incorporated by reference from our Current Report on Form 8-K, filed on December 1, 2015)
10.44	Loan Agreement dated November 30, 2015 with Neil Rogers (incorporated by reference from our Current Report on Form 8-K, filed on December 4, 2015)
10.45	Promissory Note dated November 30, 2015 issued to Neil Rogers (incorporated by reference from our Current Report on Form 8-K, filed on December 4, 2015)
10.46	Escrow Agreement dated November 30, 2015 with Neil Rogers and Escrow Agent (incorporated by reference from our Current Report on Form 8-K, filed on December 4, 2015)
10.47	2013 Equity Incentive Plan (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.48	Loan Agreement dated January 25, 2016 with Turnstone Capital Inc. (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.49	Promissory Note dated January 25, 2016 issued to Turnstone Capital Inc. (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.50	Escrow Agreement dated January 25, 2016 with Turnstone Capital Inc. and Escrow Agent (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.51	Amendment Agreement dated January 25, 2016 with Neil Rogers (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.52	Stock Option Agreement dated January 29, 2016 with Steven P. Nickolas (incorporated by reference from our Current Report on Form 8-K, filed on February 4, 2016)

10.53	Stock Option Agreement dated January 29, 2016 with Richard A. Wright (incorporated by reference from our Current Report on Form 8-K, filed on February 4, 2016)
10.54	Form of Subscription Agreement (incorporated by reference from our Registration Statement on Form S-1/A, filed on February 8, 2016)
10.55	Form of Warrant Certificate (incorporated by reference from our Registration Statement on Form S- 1/A, filed on February 8, 2016)
(31)	Rule 13a-14 Certifications
31.1*	Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
(32)	Section 1350 Certifications
32.1*	Certification of Principal Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification of Principal Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
(101)	Interactive Data File
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE ALKALINE WATER COMPANY INC.

Date: February 22, 2016	By:	/s/ Steven P. Nickolas
Steven P. Nickolas
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: February 22, 2016	By:	/s/ Richard A. Wright
Richard A. Wright
Vice-President, Secretary, Treasurer and Director
(Principal Financial Officer and Principal Accounting
Officer)